Exhibit 2.1

Execution version

Share Sale and Purchase Agreement

Project Julius

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Table of Contents

1	Definitions and interpretation	5
2	Sale and purchase of the Sale Shares and settlement of the MIP Warrants	16
3	Purchase Price, etc.	17
4	Signing	22
5	Pre-Closing covenants and actions	23
6	Conditions precedent to Closing	29
7	Closing	31
8	Post-Closing tasks	35
9	Due diligence	36
10	Sellers’ Warranties	36
11	Buyer’s Warranties	37
12	Sellers’ liability	38
13	Buyer’s liability	44
14	Waivers	44
15	Sellers’ Representative	45
16	Announcements	45
17	Confidentiality	45
18	Miscellaneous	47
19	Costs and expenses	48
20	Notices	49
21	Governing Law and arbitration	49
22	Counterparts	50

Schedules

Schedule (5)	Co-Investor entities
Schedule B	Allocation of Company Shares
Schedule G	Overview of Subsidiaries and associated companies
Schedule 2.4	Form of MIP Declaration of Adherence
Schedule 3.2.1	Closing Accounting Principles
Schedule 4.2(a)	Approval of the transfer of the Company Shares
Schedule 4.2(b)	Approval of the transfer of the AX V Nissens II Minority Shares
Schedule 10.1	Sellers’ Warranties

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This share sale and purchase agreement is made on 5 July 2024 between:

(1)	Axcel V K/S, company reg. no. (CVR) 38 55 61 34, c/o Kromann Reumert, Sundkrogsgade 5, 2100 Copenhagen Ø, Denmark;

(2)	Ax V Management Invest K/S, company reg. no. (CVR) 38 55 60 88, c/o Kromann Reumert, Sundkrogsgade 5, 2100 Copenhagen Ø, Denmark;

(3)	Ax V Management Invest II K/S, company reg. no. (CVR) 38 55 61 26, c/o Kromann Reumert, Sundkrogsgade 5, 2100 Copenhagen Ø, Denmark;

(4)	Axcel V K/S 2, company reg. no. (CVR) 39 44 55 49, c/o Kromann Reumert, Sundkrogsgade 5, 2100 Copenhagen Ø, Denmark (the entities listed in items (1) to (4), collectively “Axcel”);

(5)	each of the entities listed in Schedule (5) pursuant to a power of attorney to the Sellers’ Representative (as defined below) (collectively the “Co-Investors” and together with Axcel the “Majority Sellers” and each entity covered by the definition of Axcel and the Co-Investors a “Majority Seller”);

(6)	AFVJ Holding ApS, company reg. no. (CVR) 40 45 48 96, Bisgårdsvej 2, Kørup, 8700 Horsens, Denmark (the “Founder Shareholder”); and

(7)	Standard Motor Products, Inc., 37-18 Northern Blvd, Long Island City, New York 11101 (the “Buyer”).

Whereas:

A.	the Majority Sellers own, in the aggregate, nominally DKK 715,000.00 shares in AX V Nissens III ApS, company reg. no. (CVR) 38647350, Ormhøjgårdvej 9, 8700 Horsens, Denmark (the “Company”), representing the entire share capital of the Company (being referred to as the “Company Shares”);

B.	the Company Shares are allocated between share classes and among the Majority Sellers as set out in Schedule B;

C.	the Founder Shareholder owns nominally DKK 210,000.00 class A shares and 50,000.00 class B shares in AX V Nissens II ApS, company reg. no. (CVR) 38 64 74 58, Ormhøjgårdvej 9, 8700 Horsens, Denmark (“AX V Nissens II”), a direct subsidiary of the Company (the “Founder Shares”);

D.	certain existing and former board and management members and other existing and former key employees of the Group (as defined below) and/or their respective personal holding companies (the “MIP Participants”) hold in aggregate (i) 10,069,950 of warrants issued by AX V Nissens II, each such warrant entitling the holder to subscribe for one class A share of nominally DKK 0.01 in AX V Nissens II (the “MIP Warrants”) and (ii) nominally DKK 52,515.00 class A shares in AX V Nissens II (the “MIP Shares” and together with the Founder Shares, the “AX V Nissens II Minority Shares”);

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E.	nominally DKK 150.00 class A shares in AX V Nissens II are held by AX V Nissens II as treasury shares (the “Treasury Shares”);

F.	the Company owns those shares in AX V Nissens II that are neither AX V Nissens II Minority Shares nor Treasury Shares;

G.	AX V Nissens II owns, directly or indirectly, 100% of the shares in the Subsidiaries (as defined below) other than AX V Nissens II as set out in Schedule G;

H.	between the date hereof and completion of the transaction contemplated by this Agreement, it is, inter alia, agreed that Axcel will procure that the Company (i) offers the MIP Participants holding MIP Warrants to exercise their MIP Warrants, subject to cash settlement (in Danish: “differenceafregning”), (ii) exercises its drag-along right in respect of any and all MIP Shares, and (iii) invites each MIP Participant to accede to this Agreement by signing a MIP Declaration of Adherence (as defined in Clause 2.4) to be able to deliver the Sale Shares (as defined below) free of any Encumbrances at Closing, in each case as further set out herein;

I.	as of the date of completion of the transaction contemplated by this Agreement (i) the Majority Sellers shall sell, and the Buyer shall buy, all of the Company Shares, (ii) the Founder Shareholder and each MIP Participant having acceded to this Agreement subsequent to the date hereof (a “MIP Seller” and together with the Founder Shareholder, the “AX V Nissens II Minority Sellers”) shall sell, and the Buyer shall buy, all of the AX V Nissens II Minority Shares, and (iii) the MIP Participants having exercised their MIP Warrants shall receive, and Buyer shall settle in cash, all of the MIP Warrants so exercised, in each case on and subject to the terms set out in this Agreement;

J.	each of (i) the Majority Sellers, (ii) the Founder Shareholder and (iii) the MIP Sellers (together, the “Sellers” and each, a “Seller”) on the one side and the Buyer on the other side have participated jointly in the negotiation and drafting of this Agreement and agree that in case of any ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement; and

K.	with a view to facilitate an efficient process and coverage in the event of Breach of the Sellers’ Warranties as well as to ensure a ‘clean exit’ for the Sellers, the Sellers and the Buyer have agreed that the Buyer simultaneously with Signing will arrange for a buy-side warranty and indemnity insurance to be taken out in the name of the Buyer on the terms and conditions set out in the W&I Insurance Policy and this Agreement,

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now, it is hereby agreed as follows:

1	Definitions and interpretation
1.1	For the purposes of this Agreement, the following definitions shall apply:

“Accounting Principles”	means the accounting policies, practices and procedures set out in note 1 and note 2 of the notes to the consolidated financial statements section of the Annual Report (pages 25-38);

“Accounts”	means the Company’s consolidated (i) income statement and statement of other comprehensive income for the period 1 May 2023 to 30 April 2024 set out on pages 18-19 of the Annual Report, (ii) balance sheet as at 30 April 2024 set out on page 20 of the Annual Report, and (iii) statement of cash flows for the period 1 May 2023 to 30 April 2024 set out on page 21 of the Annual Report, in each case together with the accompanying notes thereto set out on pages 39-67 of the Annual Report;

“Accounts Date”	means 30 April 2024;

“Adjustment Amount”	has the meaning set out in Clause 3.4.1;

“Affiliates”

means with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used in respect of any Person means the ownership of more than 50% of the outstanding voting securities or the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing, provided, however that

(a)     as regards Axcel, Axcel Management shall be deemed an Affiliate pursuant to this Agreement;

(b)     as regards Hermes GPE, the investment manager, operator and investment adviser of Hermes GPE shall be deemed an Affiliate pursuant to this Agreement; and

(c)     as regards Axcel and Hermes GPE, any Related Fund, and (i) in respect of Axcel, any company in which Axcel or any Related Fund holds a direct or indirect equity interest and (ii) in respect of Hermes GPE, any company in which Hermes GPE or any Related Fund holds a direct or indirect equity interest, shall not be deemed an Affiliate of Axcel or Hermes GPE (as the case may be) pursuant to this Agreement;

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“Agreement”	means this share sale and purchase agreement and the Schedules and Appendices hereto;
“Annual Report”	means the Company’s annual report (in Danish: “årsrapport”) for the financial year ending on the Accounts Date;
“Appendix”	means the appendices, all sub-schedules, exhibits and attachments to the Schedules;
“Axcel”	means the entities listed in sections (1)-(4) in the listing of the Parties above;
“Axcel Management”	means Axcel Management A/S, company reg. no. (CVR) no. 28 30 18 55;
“AX V Nissens II”	has the meaning set out in recital C;
“AX V Nissens II Minority Sellers”	has the meaning set out in recital I;
“AX V Nissens II Minority Shares”	has the meaning set out in recital D;
“Breach”	means a breach of any of the warranties, indemnities or any covenant or agreement made in this Agreement by the Party in question;
“Business Day”	means a day other than a Saturday or Sunday or a public holiday where banks are open for banking business in Denmark and New York, except banking business conducted exclusively through the internet;
“Buyer”	has the meaning set out in the listing of the Parties above;
“Buyer Financing”	has the meaning set forth in the definition of Buyer Financing Agreements;
“Buyer Financing Agreements”	means (x) Amendment No. 2 to the Buyer’s existing credit agreement (including all exhibits, schedules and annexes thereto) by and among, inter alia, the Buyer and the Buyer Financing Sources party thereto, pursuant to which the Buyer Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (together with any alternative financing entered into in lieu of the financing contemplated by such documents, the “Buyer Financing”), copies of which have been disclosed and made available to the Sellers’ Representative on or prior to the Signing Date (as amended, supplemented and/or replaced from time to time) and (y) any other agreements related to any alternative debt financings related to this Agreement to which the Buyer is a party;

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“Buyer Financing Sources”	means the entities that, from time to time, have committed to provide or arrange, or have entered into definitive agreements related to, any debt financings related to this Agreement, including the lenders party to the Buyer Financing Agreements and any joinder agreements thereto that have committed to provide the Buyer Financing;
“Buyer Financing Sources Related Parties”	means the Buyer Financing Sources, their respective Affiliates, and the Buyer Financing Sources’ and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives;
“Buyer’s Group”	means the Buyer and its Affiliates at the relevant time, including the Group after Closing;
“Buyer’s Knowledge”	means the Actual Knowledge of the Deal Team Members (both as defined in the W&I Insurance);
“Buyer’s Warranties”	means the warranties of the Buyer set out in Clause 11.1;
“Cash”	has the meaning set out in and shall be calculated in accordance with Schedule 3.2.1;
“Claim”	means any claim by the Buyer against the Sellers in respect of a Loss arising from any Sellers’ Breach or any other Loss indemnifiable pursuant to Clause 12.1.1;
“Claim Notice”	has the meaning set out in Clause 12.4.1;
“Clause”	means a clause of this Agreement;
“Closing”	means the completion of the transactions contemplated by this Agreement as set out in Clause 7, which for the purposes of calculation of Cash, Debt and Net Working Capital shall be deemed to take place at 12:01 (CET) a.m. on the Closing Date (other than as provided on Schedule 3.2.1);

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“Closing Accounting Principles”	means the principles for calculation of Net Debt, Net Working Capital and the Purchase Price as set out in Schedule 3.2.1;
“Closing Date”	means the date of Closing as determined in accordance with Clause 7.1;
“Closing Financials”	has the meaning set out in Clause 5.8.1.2;
“Closing Memorandum”	has the meaning set out in Clause 7.2;
“Closing No Claims Declaration”	means a declaration in the form set out in appendix C-2 to the W&I Insurance Policy;
“Co-Investors”	means the co-investors listed in Schedule (5), and each of them a “Co-Investor”;
“Company”	has the meaning set out in recital A;
“Company Shares”	has the meaning set out in recital A;
“Competition Authorities”	means the relevant competition authorities in each of Poland and Ukraine;
“Competition Filings”	means the formal filings required to be submitted to the relevant Competition Authorities as identified by the Buyer;
“Competition Laws”	means any Laws applicable to the Buyer and the Sellers under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;
“Confidential Information”	has the meaning set out in Clause 17.1;
“Credit Facilities”	means (i) the term and revolving credit facilities made available to certain Group Companies pursuant to a multicurrency facilities agreement originally dated 26 November 2021 as subsequently amended, with Nordea Danmark, Filial af Nordea Bank Abp, Finland as lender, agent and security agent and (ii) to the extent decided by the Buyer to be refinanced and/or where the relevant mortgage lender does not consent to the change of control resulting from the completion of the transactions contemplated by this Agreement, the Mortgage Loans;

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“Cure Period”	has the meaning set out in Clause 12.4.2;
“Data Room”	has the meaning set out in Clause 9.1;
“Data Room Documentation”	has the meaning set out in Clause 9.1;
“Data Room Index”	has the meaning set out in Clause 9.2;
“Debt”	has the meaning set out in and shall be calculated in accordance with Schedule 3.2.1;
“Debt Repayment Amount”	means the indebtedness of each Group Company under the Credit Facilities, together with accrued interest up to Closing and any redemption premium, penalty or break costs arising as a result of repayment at Closing or otherwise due and payable in respect thereof;
“Disclosed”	means any information, matter or fact fairly disclosed by or on behalf of the Sellers in the Data Room Documentation, including disclosure under the Q&A module in the Data Room, provided in each case in a manner and relevant context that would allow a professional buyer to reasonably discern the relevance and possible implication(s) of such information, matter or fact based on reading and analysing the information provided, in each case without the need to draw conclusions from several unrelated documents or material;
“Employing Group Companies”	means the Group Companies employing a MIP Participant, and each of them an “Employing Group Company”;
“Employing Group Companies’ Bank Account”	means the bank account(s) notified by the Sellers’ Representative to the Buyer in accordance with Clause 5.5.1(d);
“Encumbrance”	means any claim, charge, mortgage, pledge, lien, option (purchase or sale right), warrant, retention of title, right of pre-emption, right of first refusal or other third party right of any kind, or an agreement to create any of the foregoing;
“Enterprise Value”	has the meaning set out in Clause 3.1.1;
“Estimated MIP Warrants Settlement Amount”	has the meaning set out in Clause 3.2.2;

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“Estimated MIP Warrants Withholding Amount”	has the meaning set out in Clause 3.2.2;
“Estimated Net Debt”	has the meaning set out in Clause 3.2.1;
“Estimated Net Working Capital Difference”	has the meaning set out in Clause 3.2.1;
“EUR”	means the Euro, the official currency of twenty (20) member states of the European Union;
“External Claim”	has the meaning set out in Clause 12.5.1;
“Final Purchase Price Calculation”	has the meaning set out in Clause 3.3.1;
“Founder Shareholder”	means the entity listed in section (6) in the listing of the Parties above;
“Founder Shares”	has the meaning set out in recital C;
“Fundamental Warranties”	means the warranties set out in Part I of Schedule 10.1;
“Governmental Body”	means any government or governmental authority of any nature, any multinational or supranational organisation or body or any other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature;
“Group”	means the Company and the Subsidiaries;
“Group Companies”	means the Company together with the Subsidiaries, and each of them a “Group Company”;
“Hermes GPE”	means Hermes GPE Horizon Co-Investment LP, Hermes GPE Direct Co-Invest V LP, and Hermes GPE PEC III Holdings LP;
“Holdback Amount”	means EUR 18,000,000;
“HoldCo Person”	means each of Niels Jacobsen, Mikkel Krogslund Andersen, Alan Nissen, Lars Cordt, Povl Christian Lütken Frigast, Søren Klarskov Vilby, Marcus Johannes Cornelis de Jong, Jesper Frydensberg Rasmussen, Peter Nyegaard and Asbjørn Mosgaard Hyldgaard;
“IFRS”	means the International Financial Reporting Standards;

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“Independent Accountant”	has the meaning set out in Clause 3.3.6;
“Initial Purchase Price”	has the meaning set out in Clause 3.2.1;
“Interest”	means an annually compounding interest (in the relevant period) of three and one-half percent (3.5%) from the payment due date and until payment is made on the basis of a year of 365 days;
“Key Employees”	means each of Klavs T. Pedersen, Thomas B. Pasgaard, Jesper Petersen, Philip Melchiors, Taco Homan and Dominik Overman;
“Law(s)”	means any Danish, EU or other local applicable law in any country in which the Group operates, and the regulations and orders issued thereunder;
“Long Stop Date”	has the meaning set out in Clause 7.8;
“Loss”	means losses, damages, penalties, fines, costs and expenses in each case as determined in accordance with general principles of Danish law and as otherwise set out in this Agreement but excluding punitive damages;
“Majority Sellers”	means Axcel and the Co-Investors;
“Material Contracts”	has the meaning set out in section 12.1 of Schedule 10.1;
“MIP Declarations of Adherence”	means the declarations of adherence to this Agreement referred to in Clause 2.4;
“MIP Participants”	has the meaning set out in recital D;
“MIP Seller”	has the meaning set out in recital I;
“MIP Shares”	has the meaning set out in recital D;
“MIP Warrants”	has the meaning set out in recital D;
“MIP Warrants Settlement Adjustment Amount”	has the meaning set out in Clause 3.7.2;
“MIP Warrants Settlement Amount”	means the aggregate amount that the MIP Participants having exercised their MIP Warrants collectively are entitled to receive in cash settlement (in Danish: “differenceafregning”) as of the Closing Date in accordance with the articles of association of AX V Nissens II and the terms of the applicable MIP Declarations of Adherence;

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“MIP Warrants Withholding Adjustment Amount”	means the amount, if any, by which the MIP Warrants Withholding Amount is higher than the Estimated MIP Warrants Withholding Amount;
“MIP Warrants Withholding Amount”	means the aggregate amount required under applicable Law to be withheld and paid for Tax purposes by the relevant Employing Group Companies to a Governmental Body as a result of the cash settlement of the MIP Warrants;
“Mortgage Loans”	means the mortgage loans made available by Nykredit Realkredit A/S to (i) Nissens Automotive A/S in respect of the property located at Nokiavej 2, DK-8700 Horsens, Denmark and (ii) NA Properties ApS in respect of the property located at Ormhøjgårdvej 9, DK-8700 Horsens, Denmark;
“Net Debt”	has the meaning set out in Schedule 3.2.1;
“Net Working Capital”	has the meaning set out in and shall be calculated in accordance with Schedule 3.2.1;
“Net Working Capital Difference”	has the meaning set out in Clause 3.1.1(d);
“NNA Purchase Price”	has the meaning set out in Clause 2.7;
“NNA Shares”	has the meaning set out in Clause 2.7;
“Parties”	means the Sellers together with the Buyer, and each of such Persons, a “Party”;
“Person”	means an individual or an entity with its own legal personality;
“PKA Entities”	means Pensionskassen for socialrådgivere, socialpædagoger og kontorpersonale, Pensionskassen for sundhedsfaglige, and Pensionskassen for sygeplejersker og lægesekretærer;
“Pre-Closing Covenant Claim”	has the meaning set out in Clause 12.1.4;
“Purchase Price”	has the meaning set out in Clause 3.1.1;

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“Regulatory Authorities”	has the meaning set out in Clause 6.1;
“Regulatory Consents”	has the meaning set out in Clause 6.1;
“Related Fund”	means in relation to a fund (the “first fund”), a fund which is managed, operated or advised by the same investment manager, operator or investment adviser as the first fund or, if it is managed by a different investment manager, operator or investment adviser, a fund whose investment manager, operator or investment adviser is an Affiliate of the investment manager, operator or investment adviser of the first fund;
“Relevant Proportion”	means (i) in the context of Clause 3.4.3, for each Seller, the proportion that the Purchase Price paid or payable to such Seller bears to the total Purchase Price paid or payable to all Sellers, (ii) in the context of Clauses 6.5 and 12.7.2, the proportion that the sum of the Purchase Price and the MIP Warrants Settlement Amount paid or payable to such Seller bears to the sum of the total Purchase Price and MIP Warrants Settlement Amount paid or payable to all Sellers and (iii) in the context of Clause 12.2.1, the proportion that the sum of the Purchase Price and the MIP Warrants Settlement Amount paid or payable to such Seller bears to the sum of the Purchase Price and MIP Warrants Settlement Amount paid or payable to those Sellers liable;
“Sale Shares”	means the Company Shares and the AX V Nissens II Minority Shares;
“Schedules”	means the schedules (with all Appendices) to this Agreement;
“Seller”	has the meaning set out in the listing of the Parties above;
“Seller Interest Holder”	has the meaning set out in Clause 14.1;
“Sellers’ Bank Account”	means the bank account notified by the Sellers’ Representative to the Buyer in accordance with Clause 5.5.1(a);
“Sellers’ Knowledge”	means the actual knowledge as of the Signing Date and the Closing Date, as applicable, of each of Mikkel Krogslund Andersen, Lars Cordt, Daniel Nørskov Bech, Gustav Arick-Nielsen, Klavs Thulstrup Pedersen, Thomas Brandt Pasgaard and Lars Brøgger;

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“Sellers’ Representative”	has the meaning set out in Clause 15.1;
“Sellers’ Warranties”	means the warranties of the Sellers set out in Schedule 10.1;
“Signing”	means the signing of this Agreement as set out in Clause 4;
“Signing Date”	means the date of Signing;
“Signing No Claims Declaration”	means the declaration in the form set out in appendix C-1 to the W&I Insurance Policy;
“Subsidiaries”	means all the, direct and indirect, subsidiaries of the Company, including the legal entities listed in Schedule G, and “Subsidiary” means any one of them;
“Target Net Working Capital”	has the meaning set out in and shall be calculated in accordance with Schedule 3.2.1;
“Tax”	means all direct and indirect tax liabilities, both current and deferred, including income tax, corporation tax, capital gains tax, VAT and sales tax, withholding taxes, including but not limited to A tax (in Danish: “A-skat”) and labour market contributions, dividend tax, interest tax and royalty tax, registration fees, stamp duties, customs duties, social security contributions and costs, property taxes and similar taxes, including interest, fees, additional tax and tax penalties, fines, surcharges and levies and interest amounts etc. payable in connection therewith (and “Taxation” shall be interpreted accordingly);
“Tax Warranties”	means the Sellers’ Warranties set out in section 7 of Schedule 10.1;
“Treasury Shares”	has the meaning set out in recital E;
“VAT”	means (a) value added tax imposed pursuant to the Danish Value Added Tax Act (in Danish: “momsloven”) and legislation and regulations supplemental thereto; (b) any tax imposed in compliance with the European council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in (b), or elsewhere;

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“Vendor Due Diligence Reports”	means the respective legal, financial, tax, environmental and commercial vendor due diligence reports prepared by external advisers at the request of Axcel in connection with the transactions contemplated by this Agreement and Disclosed in the Data Room “Julius” under index 32 and “Julius Clean Room” under index 21;
“W&I Insurance”	means the warranty and indemnity insurance in favour of the Buyer as the insured in relation to the liability for Breach of the Sellers’ Warranties on the terms set out in the W&I Insurance Policy and this Agreement, and with an insurance premium (including statutory duties and broker fee) to be paid by the Buyer;
“W&I Insurance Bring Down”	means a written statement from the Sellers’ Representative on behalf of the Sellers based on a review of the Sellers’ Warranties by the individuals referred to in the definition of Sellers’ Knowledge immediately prior to the Closing Date to identify any facts or circumstances having arisen after the Signing Date constituting a Breach of any of the Sellers’ Warranties to be given or repeated at Closing;
“W&I Insurance Policy”	means the buy-side warranty and indemnity insurance policy governing the W&I Insurance to be taken out by the Buyer with the W&I Insurer, a copy of which must be delivered by the Buyer to the Sellers’ Representative upon its execution;
“W&I Insurer”	means the insurance underwriter(s) of the W&I Insurance Policy; and
“Working Hours”	means from 9.00 a.m. to 4.00 p.m. (CET) on a Business Day in Denmark.

1.2	In this Agreement, unless the contrary intention appears:

(a)	a reference to a Clause, Schedule or Appendix is a reference to a clause, schedule or appendix to this Agreement or its Schedules;

(b)	words importing the singular shall include the plural and vice versa;

(c)	references to times of the day are to that time in Denmark and references to a day are to a period of twenty-four (24) hours running from midnight to midnight;

(d)	“including” or any equivalent expression means “including, but not limited to”; and

(e)	the headings in this Agreement have no legal effect.

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2	Sale and purchase of the Sale Shares and settlement of the MIP Warrants

2.1	Subject to and on the terms and conditions set out in this Agreement:

(a)	each Majority Seller hereby agrees to sell the Company Shares owned by it to the Buyer and the Buyer hereby undertakes to buy such Company Shares from such Majority Seller;

(b)	the Founder Shareholder hereby agrees to sell the Founder Shares to the Buyer and the Buyer hereby undertakes to buy the Founder Shares from the Founder Shareholder;

(c)	each MIP Participant by its signature on the relevant MIP Declaration of Adherence agrees to:

(i)	sell the MIP Shares owned by it to the Buyer and the Buyer hereby undertakes to buy such MIP Shares from each such MIP Participant; and

(ii)	AX V Nissens II settling in cash the MIP Warrants owned by it (if so exercised) and the Buyer hereby undertakes to fund the settlement in cash of such MIP Warrants with each such MIP Participant.

2.2	Title to the Sale Shares shall pass from the Sellers to the Buyer at Closing free from all Encumbrances and with all rights accruing to them as from the Closing Date.

2.3	Axcel shall procure that the Company will no later than ten (10) Business Days after the Signing Date:

(a)	present an exit notice to each of the MIP Participants holding MIP Warrants offering each such MIP Participants to exercise their MIP Warrants, subject to cash settlement (in Danish: “differenceafregning”) in accordance with the articles of association of AX V Nissens II; and

(b)	present a notice of exercise to each of the MIP Participants of its drag-along rights with respect to any and all MIP Shares held or to be held prior to Closing by the MIP Participants.

2.4	Jointly with the notices provided pursuant to Clause 2.3, Axcel shall procure that the Company invites each MIP Participant to sign a declaration of adherence substantially in the form attached as Schedule 2.4 (the “MIP Declaration of Adherence”).

2.5	Upon and as from the time of execution of the relevant MIP Declaration of Adherence (only), each MIP Participant shall become a Seller and be bound in the capacity as a Seller and a MIP Seller pursuant to this Agreement.

2.6	In the event that a MIP Participant has not signed a MIP Declaration of Adherence concerning the accession to this Agreement on or before the deadline set by the Company in the notice of exercise of its rights as described in Clause 2.3(b), Axcel shall procure that the Company exercises or causes the exercise of and take such action as necessary to implement and enforce any rights requiring each such defaulting MIP Participant, as the case may be, to transfer its respective MIP Shares on the terms set out in this Agreement to the Buyer and defend and rebut any challenges to the operation of such rights.

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2.7	At the Closing, the Sellers shall procure that the Group Companies sell all of the outstanding share capital of Nissens North America Inc. (the “NNA Shares”) to the Buyer (or an Affiliate designated by the Buyer) for an amount equal to EUR 350,000 (the “NNA Purchase Price”) payable in cash to the relevant Group Companies at Closing and on a short-form share transfer note containing representations regarding clean title and authority. Title to the NNA Shares shall pass to the Buyer at Closing free from all Encumbrances and with all rights accruing to them as from the Closing Date. Any stamp duties, transfer or other Taxes payable as a result of the transfer of the NNA Shares shall be borne by the Buyer.

3	Purchase Price, etc.

3.1	Purchase Price

3.1.1	The purchase price for the Sale Shares (the “Purchase Price”) shall be:

(a)	EUR 359,650,000 (the “Enterprise Value”), plus

(b)	any Cash at Closing, less

(c)	any Debt at Closing, plus or minus (as the case may be)

(d)	any amount by which the Net Working Capital at Closing exceeds (or falls short of) the Target Net Working Capital (the “Net Working Capital Difference”).

3.2	Initial Purchase Price, etc.

3.2.1	No later than five (5) Business Days before Closing, the Sellers’ Representative shall deliver to the Buyer a reasonably detailed good faith calculation of the Enterprise Value less the estimated Net Debt (the “Estimated Net Debt”) and the estimated Net Working Capital Difference (the “Estimated Net Working Capital Difference”), in accordance with the Closing Accounting Principles set out in Schedule 3.2.1 (the “Initial Purchase Price”).

3.2.2	The calculation of the Initial Purchase Price shall also include a reasonably detailed good faith calculation of the estimated MIP Warrants Settlement Amount (the “Estimated MIP Warrants Settlement Amount”) and the estimated MIP Warrants Withholding Amount (the “Estimated MIP Warrants Withholding Amount”).

3.3	Final Purchase Price Calculation

3.3.1	The Sellers’ Representative shall prepare a draft calculation of the Net Debt and the Net Working Capital Difference (the “Final Purchase Price Calculation”), for submission to the Buyer no later than forty-five (45) Business Days after Closing. The Final Purchase Price Calculation must be prepared in accordance with the Closing Accounting Principles. The draft Final Purchase Price Calculation shall also include the Sellers’ Representative’s good faith calculation of the final MIP Warrants Settlement Amount and the final MIP Warrants Withholding Amount on the basis of the Purchase Price.

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3.3.2	For the purposes of the Sellers’ Representatives’ preparation of the draft Final Purchase Price Calculation, the Buyer shall ensure that the Sellers’ Representative and its representatives and advisers are granted access to all relevant material regarding each of the Group Companies and access to interview, within Working Hours, individuals of the Buyer and the Group with knowledge of matters of relevance to the Final Purchase Price Calculation.

3.3.3	No later than thirty (30) Business Days after the Buyer has received the Final Purchase Price Calculation, the Buyer may by notice in writing to the Sellers’ Representative object to any matter or item in the Final Purchase Price Calculation. Such notice shall in reasonable detail and with relevant underlying documentation specify the nature of the objections and include specific proposals for adjustment of each disputed matter or item in the Final Purchase Price Calculation.

3.3.4	If the Buyer agrees to the Final Purchase Price Calculation, or if the Buyer does not notify the Buyer in accordance with and within the time limit set out in Clause 3.3.3, the Final Purchase Price Calculation shall be deemed final and binding upon the Parties, and the Initial Purchase Price shall be adjusted on the basis thereof as provided for in Clauses 3.3.1 and 3.4.

3.3.5	If the Buyer notifies the Sellers’ Representative in accordance with and within the time limit set out in Clause 3.3.3 of any objections to the Final Purchase Price Calculation, the Buyer and the Sellers’ Representative shall attempt to resolve their differences in good faith and cooperation to reach agreement within twenty (20) Business Days from delivery of the Buyer’s objection notice. If the Buyer and the Sellers’ Representative fail to reach agreement, then adjustment of the Initial Purchase Price shall be made as provided for in Clauses 3.3.1 and 3.4 with respect to any undisputed amounts. Further, if the subject matter of any disputed amounts relates to the accounting aspects of the Final Purchase Price Calculation, including the application of the Closing Account Principles, the Parties shall in order to decide on such disputed amounts submit the matter to either (i) if the Parties agree thereto, a jointly appointed independent accountant, or (ii) if the Parties do not agree on a jointly appointed accountant, an independent accountant who is a partner of an accounting firm with an international reputation, having an office in Denmark, to be appointed by the FSR – Danish Auditors (in Danish: “FSR – Danske Revisorer”), to act as independent accountant. If the disputed amounts relate to a legal issue, including the legal interpretation of this Agreement, such dispute shall be referred to arbitration in accordance with Clause 21.

3.3.6	The independent accountant appointed in accordance with Clause 3.3.5 (the “Independent Accountant”) shall act as an expert and not as an arbitrator and shall not decide on legal issues. The Buyer shall ensure that the Independent Accountant is granted access to the Group’s books and records and has access to interview relevant employees of the Buyer’s Group during Working Hours.

3.3.7	The Independent Accountant shall review the objections made by the Buyer and the Sellers’ Representative and proposed amendments, if any, by either of the Buyer and the Sellers’ Representative, decide on the disputed matters, and determine the Final Purchase Price Calculation in accordance with this Agreement. The Independent Accountant shall, to the extent relevant, establish the procedural rules applicable in connection with the Independent Accountant’s hearing of the Parties’ respective positions on the disputed amount(s) and any related issues to be followed in connection with settling the dispute.

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3.3.8	The Independent Accountant shall apply the principles set out pursuant to Schedule 3.2.1 (i.e., the Independent Accountant shall not have any discretion to deviate from these principles). If the decision on the disputed matters depends on an accounting estimate, the Independent Accountant must make an independent estimate based on what she/he considers fair and reasonable pursuant to this Agreement.

3.3.9	The Final Purchase Price Calculation determined by the Independent Accountant is final and binding upon the Parties, and the Initial Purchase Price shall be adjusted on the basis thereof as provided for in Clause 3.4, except in case of fraud by a Party (which shall include the fraud of those persons actively involved in the transactions contemplated by this Agreement on behalf of that Party) or manifest error, or if the dispute concerns a legal issue. In the event of fraud or manifest error, the relevant part of the determination shall be void and the matter remitted to the Independent Accountant. In the event the dispute concerns a legal issue, the dispute shall be resolved by arbitration in accordance with Clause 21. The Independent Accountant shall deliver her/his decision to the Parties no later than thirty (30) Business Days after having been appointed.

3.3.10	Costs relating to the calculation or review of the Final Purchase Price Calculation are to be borne by the respective Parties. The fee to the Independent Accountant must be paid in accordance with the decision made by the Independent Accountant, taking into account whether the Sellers or the Buyer have predominantly prevailed in their argumentation.

3.4	Adjustment of the Initial Purchase Price

3.4.1	As soon as the Final Purchase Price Calculation has been agreed or finally determined as provided for in Clause 3.3 (or by arbitration in accordance with Clause 21 if the dispute concerns a legal issue), the Initial Purchase Price shall be adjusted on a EUR for EUR basis as follows (such amount being the “Adjustment Amount”):

(a)	if and to the extent the Estimated Net Debt exceeds the Net Debt, the Initial Purchase Price shall be increased by the amount of such excess (unless the Estimated Net Debt is negative, in which case the Initial Purchase Price shall be reduced by the same amount);

(b)	if and to the extent the Estimated Net Debt is lower than the Net Debt, the Initial Purchase Price shall be reduced by the amount of such shortfall (unless the Estimated Net Debt is negative, in which case the Initial Purchase Price shall be increased by the same amount);

(c)	if and to the extent the Estimated Net Debt is equal to the Net Debt, no adjustment for Net Debt shall be made to the Initial Purchase Price;

(d)	if and to the extent the Estimated Net Working Capital Difference exceeds the Net Working Capital Difference, the Initial Purchase Price shall be reduced by the amount of such excess (accordingly, if the difference between the Estimated Net Working Capital Difference and the Net Working Capital Difference is a negative number, the Initial Purchase Price shall be reduced by such amount); and

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(e)	if and to the extent the Estimated Net Working Capital Difference is lower than the Net Working Capital Difference, the Initial Purchase Price shall be increased by the amount of such shortfall (accordingly, if the difference between the Estimated Net Working Capital Difference and the Net Working Capital Difference is a positive number, the Initial Purchase Price shall be increased by such amount); and

(f)	if and to the extent the Estimated Net Working Capital Difference is equal to the Net Working Capital Difference, no adjustment for Net Working Capital shall be made to the Initial Purchase Price.

3.4.2	An illustrative and non-binding example of the Final Purchase Price Calculation is set out in Schedule 3.2.1.

3.4.3	Any Adjustment Amount payable by the Sellers (each with their Relevant Proportions) or the Buyer, as the case may be, shall be paid together with Interest from the Closing Date until payment, cf. Clause 3.6. Notwithstanding anything to the contrary in this Agreement, the payment of the Adjustment Amount shall take into account any amounts already paid pursuant to Clause 3.3.5.

3.4.4	Subject to Clause 12.1.3, the Purchase Price as adjusted in accordance with the foregoing is fixed and not subject to further adjustment.

3.5	Currency

3.5.1	The Initial Purchase Price, NNA Purchase Price, Final Purchase Price Calculation, the Adjustment Amount, the Estimated MIP Warrants Settlement Amount and the MIP Warrants Settlement Amount shall be calculated in EUR.

3.5.2	Whenever conversion of values to or from any foreign currency for a particular date or period shall be required for purpose of the Final Purchase Price Calculation, including calculation of the Adjustment Amount, such conversion shall be made using the closing mid-point rate for exchanges between those currencies quoted on the website of Danish National Bank for the Closing Date.

3.6	Payment of the Initial Purchase Price and any Adjustment Amount

3.6.1	At Closing, the Buyer shall pay the Initial Purchase Price and NNA Purchase Price in cash to the Sellers’ Bank Account. The payment shall be made by irrevocable wire transfer of immediately available and freely transferable funds (same day interest), it being agreed that any transfer costs, deductions and charges shall be borne by the Buyer.

3.6.2	Payment of any Adjustment Amount due, either by the Buyer to the Sellers or by the Sellers to the Buyer (as the case may be), shall be made within five (5) Business Days after the Final Purchase Price Calculation has been agreed or finally determined, as provided for in Clause 3.3 (or by arbitration in accordance with Clause 21 if there has been a dispute concerning a legal issue), by irrevocable wire transfer of immediately available and freely transferable funds (same day interest) to an account designated in writing by the Buyer, if the Adjustment Amount is in favour of the Buyer, or the Sellers’ Representative, if the Adjustment Amount is in favour of the Sellers, it being agreed that any transfer costs, deductions and charges shall be borne by the paying Party/ies. Notwithstanding anything to the contrary in this Agreement, the payment of the Adjustment Amount shall take into account any amounts already paid pursuant to Clause 3.3.5.

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3.6.3	Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall, until the latest of (a) the settlement of the Adjustment Amount, (b) the settlement of the MIP Warrants Settlement Adjustment Amount and (c) three (3) months following the Closing Date, not distribute to the Sellers and the MIP Participants from the Initial Purchase Price and the Estimated MIP Warrants Settlement Amount an amount equal to the Holdback Amount, which Holdback Amount shall be held in a segregated account. Thereafter, (other than amounts claimed in respect of a Pre-Closing Covenant Claim that was timely notified to the Sellers’ Representative in accordance with Clause 12.1.4), the Sellers’ Representative may distribute the remainder of the Holdback Amount, if any, to the Sellers and the MIP Participants.

3.7	Settlement of the MIP Warrants

3.7.1	At Closing, the Buyer shall pay (or procure the payment by AX V Nissens II of) the Estimated MIP Warrants Settlement Amount in cash to the Sellers’ Bank Account, except that the Sellers’ Representative hereby directs that an amount corresponding to the Estimated MIP Warrants Withholding Amount shall be paid into the relevant Employing Group Companies’ Bank Account(s), such payment to serve as payment of any amount required under applicable Law to be withheld and paid for Tax purposes by the relevant Employing Group Companies to a Governmental Body as a result of the cash settlement of the MIP Warrants exercised by the MIP Participants. The payments shall be made by irrevocable wire transfer of immediately available and freely transferable funds (same day interest), it being agreed that any transfer costs, deductions and charges shall be borne by the Buyer.

3.7.2	As soon as the final MIP Warrants Settlement Amount has been agreed or finally determined as part of the Final Purchase Price Calculation as provided for in Clause 3.3 (or by arbitration in accordance with Clause 21 if the dispute concerns a legal issue), the Estimated MIP Warrants Settlement Amount shall be adjusted on a EUR for EUR basis as follows (such amount being the “MIP Warrants Settlement Adjustment Amount”):

(a)	if and to the extent the Estimated MIP Warrants Settlement Amount exceeds the MIP Warrants Settlement Amount, the amount of such excess shall be payable by the Sellers’ Representative on behalf of the MIP Participants to the Buyer;

(b)	if and to the extent the Estimated MIP Warrants Settlement Amount is lower than the MIP Warrants Settlement Amount, the amount of such shortfall shall be payable by the Buyer to the Sellers’ Representative on behalf of the MIP Participants; and

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(c)	if and to the extent the Estimated MIP Warrants Settlement Amount is equal to the MIP Warrants Settlement Amount, no MIP Warrants Settlement Adjustment Amount shall be payable.

3.7.3	Any MIP Warrants Settlement Adjustment Amount payable by the Sellers’ Representative on behalf of the MIP Participants or the Buyer, as the case may be, shall be paid together with Interest from the Closing Date until payment.

3.7.4	Payment of any MIP Warrants Settlement Adjustment Amounts due, either by the Buyer to the Sellers’ Representative on behalf of the MIP Participants or by the Sellers’ Representative on behalf of the MIP Participants to the Buyer (as the case may be), shall be made within five (5) Business Days after the Final Purchase Price Calculation has been agreed or finally determined, as provided for in Clause 3.3 (or by arbitration in accordance with Clause 21 if there has been a dispute concerning a legal issue), by irrevocable wire transfer of immediately available and freely transferable funds (same day interest) to an account designated in writing by the Buyer to the Sellers’ Representative, if the MIP Warrants Settlement Adjustment Amount is in favour of the Buyer, or the Sellers’ Representative to the Buyer, if the MIP Warrants Settlement Adjustment Amount is in favour of the MIP Participants, it being agreed that:

(a)	any transfer costs, deductions and charges shall be borne by the paying Party/ies;

(b)	in the event any MIP Warrants Withholding Adjustment Amount is determined (i.e. if the MIP Warrants Withholding Amount is higher than the Estimated MIP Warrants Withholding Amount), an amount corresponding to the MIP Warrants Withholding Adjustment Amount shall be deducted from the MIP Warrants Settlement Adjustment Amount payable by the Buyer and shall instead be paid by the Buyer into the relevant Employing Group Companies’ Bank Account(s); and

(c)	in the event that no MIP Warrants Withholding Adjustment Amount is determined (i.e. if the MIP Warrants Withholding Amount is equal to or lower than the Estimated MIP Warrants Withholding Amount), then no adjustment to the MIP Warrants Settlement Adjustment Amount determined shall be made and the MIP Participants shall be entitled to retain any excess Tax amount reclaimed from the relevant Governmental Body (whether by payment, set off, correction or otherwise) resulting from the Estimated MIP Warrants Withholding Amount being higher than the MIP Warrants Withholding Amount.

4	Signing

4.1	At Signing, each Majority Seller and the Founder Shareholder have delivered to the Buyer:

(a)	documentary evidence that the Person(s) executing this Agreement on its behalf is/are duly authorised to do so.

4.2	At Signing, the Sellers’ Representative has delivered to the Buyer:

(a)	documentary evidence that the board of directors of the Company has approved the transfer of the Company Shares to the Buyer as contemplated by this Agreement in accordance with the articles of association of the Company, attached as Schedule 4.2(a); and

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(b)	documentary evidence that the board of directors of AX V Nissens II has approved the transfer of the AX V Nissens II Minority Shares to the Buyer as contemplated by this Agreement in accordance with the articles of association of AX V Nissens II, attached as Schedule 4.2(b).

4.3	At Signing, the Buyer has delivered to the Sellers’ Representative:

(a)	documentary evidence from relevant corporate bodies of the Buyer authorising the Signing of this Agreement and the consummation of the necessary transactions hereunder;

(b)	documentary evidence that the Person(s) executing this Agreement on behalf of the Buyer is/are duly authorised to do so;

(c)	documentation for the Buyer’s immediately available or committed and underwritten sources of payment of the full amount required by the Buyer to pay the Purchase Price, NNA Purchase Price, the MIP Warrants Settlement Amount and the Debt Repayment Amount as well as transaction fees and expenses in the form of the Buyer Financing Agreements;

(d)	a copy of the agreed form W&I Insurance Policy to be duly executed by the Buyer and the W&I Insurer as soon as possible following Signing; and

(e)	a copy of the Signing No Claims Declaration duly executed by the Buyer and delivered by the Buyer to the W&I Insurer on the Signing Date.

5	Pre-Closing covenants and actions

5.1	Conduct of business

5.1.1	Subject to Clause 5.1.3, the Sellers shall use reasonable endeavours to procure that between Signing and Closing, the business of the Group is carried on in the ordinary course and consistent with past practice prior to the Signing Date.

5.1.2	Subject to Clause 5.1.3, the Sellers shall procure that, between Signing and Closing, no Group Company shall take any of the following actions without the prior written consent of the Buyer:

(a)	amend or make any change to its memorandum of association and articles of association or other similar governing documents with different names, to the extent such amendment or change would adversely affect the transactions contemplated by this Agreement;

(b)	merge or consolidate with any other Person, except for any such transactions among wholly owned Group Companies, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

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(c)	issue, sell, dispose of, grant, transfer, pledge, or create any Encumbrances over (or authorize any of the foregoing) the Sale Shares or the Treasury Shares or any share or interest in any other Group Company or any instrument convertible or exchangeable into or exercisable for a share or interest in any Group Company or any options, warrants or other rights of any kind to acquire any such share or interest, such convertible or exchangeable option securities (including the MIP Shares or MIP Warrants), save for (i) the issuance of shares in any Group Company other than the Company and AX V Nissens II subscribed for by its existing shareholder(s) (if such existing shareholders constitute wholly-owned Group Companies), and (ii) any transfer of MIP Shares and/or MIP Warrants from any MIP Participant to Axcel, the Company or AX V Nissens II;

(d)	purchase or sell or otherwise acquire or dispose of any company or business with an enterprise value in excess of EUR 5,000,000;

(e)	other than in the ordinary course of business consistent with past practice, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than among the Group Companies);

(f)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any contract with respect to the voting of its share capital or other equity interest, other than with respect to a wholly-owned Subsidiary;

(g)	solely with respect to the Company and AX V Nissens II purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its share capital or other equity interest;

(h)	except in the ordinary course of business consistent with past practice or any prepayment of the term loan under the term and revolving credit facilities described in item (i) of the definition of Credit Facilities, incur, or enter into, amend, modify or terminate any contract with respect to, any Debt for or guarantee, or enter into, amend, modify or terminate any guarantee of, such Debt of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of a Group Company;

(i)	make any material change to the Accounting Principles or to any accounting practices or policies;

(j)	allow the Group’s insurance policies in effect as per the Signing Date to lapse or materially reduce the cover position or insurance limits;

(k)	other than in the ordinary course of business, terminate, rescind or change the terms or amounts of any rebate, bonus or other arrangements with any of the Group Companies’ counterparties under any Material Contract;

(l)	enter into, terminate, rescind or materially change the terms of any agreements between on the one hand a member of the Group and on the other hand a Seller or any Seller’s Affiliate (including any Related Fund or other company deemed not to be an Affiliate pursuant to clause (c) of the definition of “Affiliate”) (other than the Group), except for (i) entry into, amendment or termination of the agreements or arrangements set forth in index 7.15.4.2, 7.15.7.8, 7.15.7.9 and 7.15.7.12 of the Data Room in the ordinary course of business and on arm’s length terms and (ii) determining bonus terms, targets and amounts for 2024/2025 for those Sellers that are employees of the Group consistent with past practice disregarding any transactional and other extraordinary events;

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(m)	terminate (save in case of material breach) or materially change the terms of employment of any Key Employees, except for (i) annual increases in salary reasonably consistent with industry and/or prior practice and (ii) determining bonus terms, targets and amounts for 2024/2025 consistent with past practice disregarding any transactional or other extraordinary events;

(n)	settle or initiate any disputes with third parties (including Governmental Bodies) (i) in excess of a value of EUR 500,000, including in arbitration or in court, except for debt collection in the ordinary course of business consistent with past practice, or (ii) on a basis that would result in (A) the imposition of any order, injunction or judgment of any Governmental Body that would restrict the future activity or conduct of any Group Company or (B) a finding or admission of a violation of Law or violation of the rights of any Person by Group Company;

(o)	make or change any material Tax election, change any annual Tax accounting period or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

(p)	agree, offer or commit to do any of the foregoing.

5.1.3	Clauses 5.1.1 and 5.1.2 shall not apply in respect of and shall not operate so as to restrict or prevent the operation of the Group or otherwise from taking any action:

(a)	as the Buyer, subject to applicable Competition Laws, may have consented to in writing (such consent not to be unreasonably withheld, conditioned or delayed);

(b)	as may be reasonably required to comply with applicable Law; and/or

(c)	as contemplated by this Agreement and the transactions contemplated hereby.

5.1.4	If the Sellers’ Representative has requested the Buyer’s consent in accordance with Clause 5.1.3(a), the Buyer must reply no later than five (5) Business Days after the request for the Buyer’s consent has been notified to the Buyer in writing, failing which consent shall, without further action, be deemed given.

5.1.5	Subject to compliance with applicable Law, Axcel on behalf of the Sellers shall provide the Buyer with prior written notice of any actions taken in ordinary course of business as an exception to the restrictions in paragraphs (a), (e), (h) and (k) of Clause 5.1.2. Failure to provide such prior written notice shall not prevent the taking of any such action or make any such action invalid.

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5.2	Buyer Financing Agreements

5.2.1	The Buyer shall, and shall procure that each member of the Buyer’s Group shall:

(a)	not, without the prior written consent of the Sellers’ Representative, terminate or amend the terms of the debt financing agreements forming part of the Buyer Financing Agreements in any way which could adversely impact the availability at Closing of the funds or commitments to make available such funds under the Buyer Financing Agreements;

(b)	exercise its rights under the Buyer Financing Agreements to the continuation, commitment to acquire and/or refinancing of the financial commitments made in favour of the Buyer under the Buyer Financing Agreements as required by the Buyer to fulfil its obligations under this Agreement (including using all reasonable endeavours to satisfy any outstanding conditions precedent in this respect under the Buyer Financing Agreements);

(c)	not take active steps to do anything else which would result in funds available under the Buyer Financing Agreements not being available to the Buyer in accordance with its terms;

(d)	use all reasonable endeavours to comply with the provisions of the Buyer Financing Agreements and not breach or fail to comply with such Buyer Financing Agreements where such breach or failure to comply would result in the funds under the Buyer Financing Agreements not being available to the Buyer in accordance with the terms thereof; and

(e)	promptly notify the Sellers’ Representative of any event or circumstance that could adversely impact the availability at Closing of sources of payment of the full amount required by the Buyer to pay the Purchase Price, NNA Purchase Price, the MIP Warrants Settlement Amount and the Debt Repayment Amount as well as transaction fees and expenses.

5.3	Resignations at Closing

5.3.1	Unless otherwise agreed by the Sellers’ Representative and the Buyer no later than ten (10) Business Days prior to Closing, each HoldCo Person who is a member of the board of directors or management board of a Group Company shall resign from such position as of Closing.

5.3.2	Further, the Buyer shall no later than five (5) Business Days prior to Closing provide the Sellers’ Representative with:

(a)	a list of any other members of the board of directors of each Group Company who shall resign from their offices as of Closing;

(b)	a list of any other members of the management board of each Group Company who shall resign from their offices as of Closing; and

(c)	notification as to whether the current auditor of each Group Company who has a registered auditor shall resign as auditor as of Closing.

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5.4	Preparation of release of guarantees and security under the Credit Facilities

5.4.1	In the period between Signing and Closing, Axcel on behalf of the Majority Sellers shall cooperate and procure that each Group Company cooperates with the Buyer (or its advisers) in a timely manner to provide such assistance, information and taking all reasonable steps and actions necessary to negotiate, finalise and enter into binding release documentation providing for release on Closing of guarantees and security granted in connection with the Credit Facilities upon repayment in full of the Credit Facilities.

5.5	Preparation of Closing

5.5.1	The Sellers’ Representative shall procure that the Buyer receives the following no later than five (5) Business Days prior to the Closing Date:

(a)	a statement of the Sellers’ Bank Account number and other details of the Sellers’ Bank Account necessary for the Buyer to effect payment of the Initial Purchase Price and other payments to be made by the Buyer to the Sellers at Closing;

(b)	a draft Closing Memorandum;

(c)	a calculation of the Initial Purchase Price, cf. Clause 3.2.1;

(d)	a calculation of the Estimated MIP Warrants Settlement Amount and the Estimated MIP Warrants Withholding Amount, cf. Clause 3.2.2, including a statement of the Employing Group Companies’ Bank Account number(s) and other details of the Employing Group Companies’ Bank Account necessary for the Buyer to effect the payment of the Estimated MIP Warrants Withholding Amount to be made by the Buyer to such Employing Group Companies at Closing; and

(e)	a certificate from the relevant lenders under the Credit Facilities (i) specifying the amounts and currency required to effect full prepayment of the Debt Repayment Amount, (ii) stating all payee account details as will be required by the Buyer to effect payment of the Debt Repayment Amount in accordance with Clause 7.4(e), and (iii) confirming finally and irrevocably and with binding effect for each of the relevant lenders under the Credit Facilities, that subject to performance of the payment instructions as set out in the certificate, all Encumbrances and any other guarantees and security granted in connection with the Credit Facilities shall be deemed to be fully and finally discharged and released, with respect to Clauses 5.5.1(c)-(e), calculated on the basis of the proposed Closing Date.

5.6	Know-Your-Customer Documentation

5.6.1	The Parties agree and acknowledge that they are or may each be subject to requirements to obtain certain Know-Your-Customer documentation related to other Party(ies) to the Agreement prior to Closing. Each of the Parties agree to use reasonable efforts, upon the request of a Party, to deliver in a timely manner to such requesting Party the Know-Your-Customer documentation required to permit consummation of the transactions contemplated by this Agreement.

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5.7	Access to information

5.7.1	Subject to applicable Law, the Sellers shall procure that the representatives of each of the Group Companies to: (i) furnish such financial and operating data and other information as may be reasonably requested by Buyer from time to time; and (ii) respond to such reasonable inquiries as may be made by Buyer from time to time.

5.8	Closing Financials

5.8.1	Axcel on behalf of the Sellers shall use commercially reasonable efforts to procure that the Group Companies provide reasonable assistance to, and cooperate with, the Buyer with a view to preparing and delivering to Buyer as soon as reasonably practicable following the date hereof and, to the extent reasonably practicable, no later than five (5) Business Days prior to the Closing:

5.8.1.1	financial information including a consolidated balance sheet and calendar year-to-date consolidated income statement as of the most recent completed calendar quarter end, and a consolidated income statement as of the calendar year ended December 31, 2023 and other financial data of the Group that is required to permit the Buyer to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Buyer associated with the acquisition of the Group of the type and form required by Regulation S-X Article 11 and pro forma information required by item 9.01(c) of Form 8-K, including the financial data and information of the Group necessary for the Buyer to convert the Group’s financial information from IFRS as approved by the EU to U.S. GAAP; and

5.8.1.2	consolidated balance sheets, related consolidated statements of income, shareholders’ equity, cash flows and the footnote disclosures of the Group as of and for the financial years ended 30 April 2024 and 30 April 2023 prepared under IFRS as issued by the IASB (and as approved by the EU) and audited in accordance with AICPA auditing standards or similar generally accepted international auditing standards (ISAs) (collectively, together with Clause 5.8.1.1, the “Closing Financials”).

5.8.2	In the event that Closing occurs after 31 January 2025, the periods for which the financial information is requested in Clause 5.8.1 will be modified accordingly.

5.8.3	Axcel on behalf of the Sellers shall use commercially reasonable efforts to ensure the assistance of the Company’s auditors in providing the necessary consents for the filing of financial statements with the SEC.

5.8.4	The Buyer shall (i) bear the costs incurred by Axcel, the Group Companies and their respective officers, directors and employees in providing the assistance set out in this Clause 5.8 (including any costs to the Group Companies’ auditors, accountants and Axcel’s and the Group Companies’ legal advisers) and (ii) indemnify, defend and hold the Group Companies and their officers, directors and employees harmless from and against any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) incurred by the Group Companies and/or their officers, directors and employees in relation to the provision by the Group Companies and/or their officers, directors and employees of the assistance set out in this Clause 5.8.

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6	Conditions precedent to Closing

6.1	The obligation of each Party to consummate the transactions contemplated by this Agreement is subject (a) to all clearances from the Competition Authorities (the “Regulatory Authorities”) required to consummate the transactions contemplated by this Agreement (the “Regulatory Consents”) having been obtained or the applicable waiting periods having elapsed or been terminated by the relevant Regulatory Authority(ies) to the extent this constitutes a clearance under applicable Law on or before Closing, and (b) there shall not be in effect any order, injunction or judgment issued by any Governmental Body restraining, prohibiting or invalidating any of the transactions contemplated by this Agreement.

6.2	The Buyer shall, and, with respect to Ukraine only, the Sellers shall procure that each of the applicable Group Companies, use its reasonable best efforts to obtain the Regulatory Consents as soon as practically possible after Signing. The Buyer shall, and, with respect to Ukraine only, the Sellers shall procure that the each of the applicable Group Companies, as soon as reasonably possible after Signing, file notifications, or, where customary engage pre-filing discussions by submitting a draft notification to the Regulatory Authorities and shall promptly expedite all other submissions and respond to any requests for additional information made by any Regulatory Authority in a timely, complete and correct manner.

6.3	The notifications shall be prepared and filed, with respect to Poland, by the Buyer and, with respect to Ukraine, by the Buyer and the Company jointly, in each case on behalf of the Parties (where this is an obligation on both Parties), provided that the Sellers’ Representatives’ written approval of any documents to be filed under such notifications is obtained prior to each such filing (such consent not to be unreasonably withheld, conditioned, or delayed).

6.4	The Parties shall promptly notify the other Party of any communication to the respective Party from any Regulatory Authority and shall consult with each other regarding any proposed communication to a Regulatory Authority.

6.5	The Buyer shall co-ordinate its efforts in relation to the Regulatory Consents with the Sellers’ Representative. Prior to submission of any draft or final applications, the Buyer undertakes to provide the Sellers’ Representative with an opportunity to provide comments on drafts of any filings or other documentation to be exchanged between the Buyer and the Regulatory Authority as well as any other documents not shared with such authority but relevant for the filing process, and the Buyer shall copy the Sellers’ Representative on all correspondence with the Regulatory Authority (it being acknowledged that such drafts and/or documents and/or correspondence may be shared on a confidential counsel-to-counsel basis only (i) if required in order to comply with applicable Law, and/or (ii) as regards confidential and/or sensitive information of the Buyer and/or of its Affiliates). The Buyer shall not participate in any substantive discussions with the Regulatory Authority in relation to any necessary approval, without having first consulted the Sellers’ Representative. Any and all costs relating to obtaining Regulatory Consent, including any filing fees, shall be borne by the Buyer, except for the Sellers’ costs to the Sellers’ advisers which shall be borne by the Sellers each with their Relevant Proportions. Where legally possible, the Buyer shall allow persons nominated by the Sellers’ Representative to attend meetings, including conference calls, with the Regulatory Authority or where this is not legally possible, consult the Sellers’ Representative regarding any proposed communication to a Regulatory Authority. The Buyer shall not participate in any substantive discussion or meeting with a Competition Authority (except for informal or customary telephone conversations initiated by a Regulatory Authority without prior notice) without first having consulted the Sellers’ Representative. The Buyer shall without undue delay inform the Sellers’ Representative of any contemplated meetings. Axcel on behalf of the Majority Sellers agrees to support the Competition Filings, supply the relevant information and use reasonable endeavours to assist in obtaining a clearance from the Competition Authorities as requested by the Buyer.

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6.6	If a Competition Authority refuses to give unconditional clearances and/or approvals necessary to complete the transactions contemplated under this Agreement or raises any preliminary concerns, the Buyer shall, and shall procure that each member of the Buyer’s Group will, without undue delay use all necessary reasonable efforts to resolve any such concerns so as to permit consummation of the transactions contemplated by this Agreement by way of the Buyer (and, if relevant, any other member of the Buyer’s Group) offering

(a)	any behavioural remedies; and

(b)	any structural remedies, including without limitation any remedy to sell or otherwise dispose of particular assets and/or withdraw from doing business in particular geographic areas,

in each case without this giving rise to any adjustment of the Purchase Price (regardless of whether or not such actions will in fact decrease the Buyer’s valuation of the Group) so that the transactions as contemplated by this Agreement may be completed. Similarly, post-Closing, the Buyer shall cause the Group and the Buyer’s Group to comply with any orders or conditions that have been imposed by a Regulatory Authority to permit the transactions as contemplated by this Agreement.

6.7	The Buyer shall promptly and within one (1) Business Day of receipt, notify and deliver to the Sellers’ Representative documentary evidence of any Regulatory Consents having been obtained and of all objections, conditions or the like proposed by any Competition Authority in respect of a Regulatory Consent.

6.8	The Buyer shall not, and shall ensure that no member of the Buyer’s Group shall, take any action, including entering into any transaction, which is reasonably likely to:

(a)	worsen in any material respect the likelihood of obtaining any of the Regulatory Consents of the Competition Filings; or

(b)	delay in any material respect obtaining any of the Regulatory Consents of the Competition Filings.

6.9	The Buyer is liable for and shall hold harmless the Sellers in respect of all remedies, losses, sanctions, costs, fines or expenses that result from a failure to make any required notification or filing or obtain any required consent under applicable Laws on merger control, antitrust, Competition Law, foreign state aid and/or foreign direct investment in connection with this Agreement and the transactions contemplated thereby, unless such failure is due to material inaccuracies in the financial material Disclosed.

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6.10	Clauses 6.2- 6.9 shall apply, mutatis mutandis, to the extent other Governmental Bodies than the Regulatory Authorities initiate an investigation of this Agreement and the transactions contemplated hereby.

7	Closing

7.1	Closing is to take place at the offices of Gorrissen Federspiel Advokatpartnerselskab, Axeltorv 2, 1609 Copenhagen V, Denmark from 9.00 a.m. (CET). The date on which Closing occurs (the “Closing Date”) shall be:

(a)	the first Business Day of the month after the month in which the conditions precedent set out in Clause 6.1 have been satisfied (or waived in writing by the relevant Party), unless the conditions precedent to be satisfied or waived are satisfied or waived on a day that is less than seven (7) Business Days from such first Business Day of a month in which case Closing will take place on the first Business Day of the immediately following month; or

(b)	such other date as may be agreed in writing between the Sellers’ Representative and the Buyer.

7.2	Closing shall be documented by way of a closing memorandum setting out the actions and obligations of each of the Parties at Closing in accordance with this Agreement (the “Closing Memorandum”). Failure by the Buyer and the Sellers’ Representative acting in good faith to agree the form or contents of the Closing Memorandum prior to Closing shall not affect or prevent Closing from occurring.

7.3	At Closing, subject to the Buyer’s performance of its obligations pursuant to Clause 7.4, Axcel on behalf of the Sellers shall do, deliver or procure the delivery of the following to the Buyer:

(a)	signed copies of the MIP Declarations of Adherence executed by the MIP Participants between Signing and Closing;

(b)	the written result of the W&I Insurance Bring Down;

(c)	the share register of the Company, updated to reflect that the Company Shares have, subject to Closing, been transferred to the Buyer free from any Encumbrances;

(d)	the share register of AX V Nissens II, reflecting (i) subject to Closing, the Buyer as the holder of all AX V Nissens II Minority Shares, (ii) AX V Nissens II as the holder of all Treasury Shares, and (iii) the Company as the holder of those shares in AX V Nissens II that are not AX V Nissens II Minority Shares or Treasury Shares, in each case free from any Encumbrances;

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(e)	unless otherwise agreed pursuant to Clause 5.3.1, cause the HoldCo Persons to resign from their position as member of the board of directors or management board of each Group Company, effective as from Closing, and provide evidence in the form of a signed letter of resignation confirming that they have no outstanding claims against the relevant Group Company(ies) in their capacity as members of the board of directors and/or members of the management board, as applicable, save for out-of-pocket expenses related to their position as board members or members of the management board, as applicable;

(f)	cause the relevant members of the board of directors of each of the Group Companies (as notified to the Sellers’ Representative in accordance with Clause 5.3.2(a)) to resign from their respective offices, effective as from Closing, and provide evidence in the form of a signed letter of resignation confirming that they have no outstanding claims against the relevant Group Company(ies) in their capacity as members of the board of directors, save for out-of-pocket expenses related to their position as board members and board fee earned in the ordinary course of business until the Closing Date;

(g)	cause the relevant members of the management board of each of the Group Companies (as notified to the Sellers’ Representative in accordance with Clause 5.3.2(b)) to resign from their respective offices, effective as from Closing, and provide evidence in the form of a signed letter of resignation confirming that they have no outstanding claims against the relevant Group Company(ies) in their capacity as members of the of the management board, save for out-of-pocket expenses related to their position as members of the management board and management fees earned in the ordinary course of business until the Closing Date, including any termination notices;

(h)	cause the relevant auditor of each of the Group Companies (as notified to the Sellers’ Representative in accordance with Clause 5.3.2(c)) to resign from their respective positions, effective as from Closing, and provide evidence in the form of a signed a letter of resignation confirming that they have no outstanding claims against the Company or any other Group Company, other than fees incurred in the ordinary course of business until the Closing Date; and

(i)	the relevant number of electronic copies of the Data Room Documentation (one (1) for the Buyer, one (1) for each of the W&I Insurers and one (1) for the W&I Insurance Policy broker).

7.4	At Closing, subject to the Sellers’ performance of their obligations pursuant to Clause 7.3, the Buyer shall do, deliver or procure the delivery of the following to the Sellers’ Representative:

(a)	evidence in a form satisfactory to the Sellers’ Representative of the Regulatory Consents from the Competition Authorities required to consummate the transactions contemplated by this Agreement in accordance with Clause 6.1;

(b)	pay the Initial Purchase Price and NNA Purchase Price to, and which at Closing shall be received by, the Sellers in accordance with Clause 3.6.1, and deliver documentation evidencing that the Initial Purchase Price and NNA Purchase Price have been irrevocably transferred to the Sellers’ Bank Account in immediately available funds with value as of the Closing Date;

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(c)	pay (or procure the payment by AX V Nissens II of) the Estimated MIP Warrants Settlement Amount less the Estimated MIP Warrants Withholding Amount to, and which at Closing shall be received by, the relevant MIP Participants having exercised their MIP Warrants held by them in accordance with Clause 3.7.1, and deliver documentation evidencing that the Estimated MIP Warrants Settlement Amount less the Estimated MIP Warrants Withholding Amount has been irrevocably transferred to the Sellers’ Bank Account in immediately available funds with value as of the Closing Date;

(d)	pay the Estimated MIP Warrants Withholding Amount to, and which as Closing shall be received by, the Employing Group Companies in accordance with Clause 3.7.1, and deliver documentation evidencing that the Estimated MIP Warrants Withholding Amount has been irrevocably transferred to the Employing Group Companies’ Bank Account in immediately available funds with value as of the Closing Date;

(e)	repay (or procure the repayment by each relevant Group Company of) the Debt Repayment Amount, provided that Axcel on behalf of the Sellers shall, to the extent the Buyer so requests, procure that the Group assists the Buyer in making such repayment; and

(f)	deliver a copy of the Closing No Claims Declaration duly executed by the Buyer and delivered to the W&I Insurer in accordance with the W&I Insurance Policy.

7.5	Subject to Clause 7.6, all of the actions and deliveries required to be performed and delivered at Closing pursuant to Clauses 7.3 and 7.4 shall be deemed to have occurred simultaneously, and none of such actions or deliveries shall be considered performed or delivered, until and unless all such actions and deliveries have been performed or delivered or the requirement thereof waived by the relevant Party. Once the actions and deliveries in Clauses 7.3 and 7.4 have been performed and delivered, each Party shall sign the Closing Memorandum whereby Closing shall be deemed to have occurred.

7.6	The Buyer shall not be obligated to complete the sale and purchase of the Sale Shares and the NNA Shares unless the Sellers fully comply with their obligations under Clause 7.3 and the Sellers shall not be obligated to complete the sale and purchase of the Sale Shares and NNA Shares unless the Buyer fully complies with its obligations under Clause 7.4. Notwithstanding the foregoing, neither the Buyer nor the Sellers shall be entitled to refuse to proceed to Closing if any of the actions or deliverables required to be carried out or delivered by the Sellers or the Buyer, respectively, in accordance with Clauses 7.3 or 7.4 have not been completed if such action or deliverable is immaterial or does not affect the ability to consummate the transactions contemplated by this Agreement in all material respects (in which case, such immaterial deliverable or action shall be undertaken by the relevant Party as soon as possible following Closing).

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7.7	Subject to Clause 7.6, if the conditions precedent to Closing in Clause 6.1 have been fulfilled, but the Sellers’ obligations under Clause 7.3 are not complied with on the Closing Date, the Buyer may, and/or if the Buyer’s obligations under Clause 7.4 are not complied with on the Closing Date, then the Sellers may:

(a)	waive any deliverable by the non-complying Party, with the effect that Closing may occur; or

(b)	defer Closing (so that the provisions of this Clause 7 will apply to the deferred Closing); or

(c)	proceed to Closing as far as practicable (without limiting its rights under this Agreement as a consequence thereof, including, on the part of the Sellers, requesting specific performance of the Buyer’s obligations under Clause 7.4(b)-(f)); or

(d)	submit a written notice of termination of this Agreement to the non-complying Party, which will effectuate termination if the obligations have not been complied with within five (5) Business Days after the non-complying Party has received such written notice of termination.

7.8	If Closing has not occurred on or before 1 April 2025 (the “Long Stop Date”) as a result of the conditions precedent in Clause 6.1 not having been satisfied, Axcel on behalf of the Sellers shall on the Business Day following the Long Stop Date decide – in its sole discretion – to either:

(a)	extend the Long Stop Date for a period of up to one (1) month by written notice of such extension to the Buyer; or

(b)	terminate the Agreement with immediate effect by written notice to the Buyer, unless the Buyer and Axcel on behalf of the Sellers by written agreement have agreed otherwise.

If Closing has not occurred on or before the Long Stop Date as extended pursuant to Clause 7.8(a), the right of Axcel on behalf of the Sellers to decide upon an extension or termination shall apply, mutatis mutandis, provided, however, that the Long Stop Date may not be extended beyond 1 May 2025 without the prior written consent of the Buyer. Unless the Buyer approves such extension, if Closing does not occur on or before 1 May 2025, either the Buyer or the Sellers’ Representative (on behalf of the Sellers) may terminate the Agreement with immediate effect by written notice to the Sellers’ Representative or the Buyer, as applicable. Furthermore, this Agreement may be terminated prior to Closing by written agreement between the Parties.

7.9	In the event of termination of this Agreement pursuant to Clause 7.7 or Clause 7.8, all obligations of the Parties under this Agreement will immediately terminate except for (a) those expressly stated to remain in force notwithstanding termination and those set out in Clauses 17-21 and (b) any rights and liabilities of the Parties which have accrued before termination. If termination in accordance with Clause 7.7 or 7.8 is due to a Breach of this Agreement by the Sellers or the Buyer, respectively, then the breaching Party shall indemnify and hold harmless the non-breaching Party for any Loss incurred by the non-breaching Party resulting from or arising out of the Breach of this Agreement, including reimbursement of the terminating Party, on demand, an amount equal to such Loss and any relevant VAT incurred by the terminating Party and which would otherwise be payable by the terminating Party in accordance with Clause 19.

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8	Post-Closing tasks

8.1	Corporate changes

8.1.1	The Buyer shall as soon as reasonably practicable after the Closing Date, and (to the extent possible) no later than one (1) Business Day thereafter, provide the Sellers’ Representative with documentation confirming that the necessary filings have been made with the Danish Business Authority (in Danish: “Erhvervsstyrelsen”) and relevant local business authorities:

(a)	to reflect the change of new legal and beneficial owners of the Group Companies, where required; and

(b)	to de-register the relevant members of the board of directors and management board and auditors of the Group Companies having resigned at Closing.

8.1.2	The Buyer undertakes to provide the Sellers’ Representative with evidence of such completed de-registrations referred to in Clause 8.1.1 and of the appointment of new members to the board of directors, management board and auditors of the Group Companies to comply with any statutory requirements as soon as practicably possible after having received confirmation of completion of such registrations.

8.2	Payment of costs related to the W&I Insurance

8.2.1	The Buyer must as soon as possible following Closing and in no event later than 30 days after Closing deliver to the Sellers’ Representative documentation of:

(a)	the payment of the insurance premium to the W&I Insurer contemplated by the W&I Insurance Policy; and

(b)	payment of any tax, stamp duty, broker fee or mandatory cost related thereto as required by the W&I Insurance Policy and/or applicable Law.

8.3	Information, records and assistance post-Closing

8.3.1	The Buyer shall ensure that the Group will keep such books and other business records that relate to the period prior to Closing at least to the extent and for the period prescribed by applicable Law. The Buyer shall further ensure that for such period the Group will allow the Sellers and their advisers access, during Working Hours and upon reasonable prior written notice, to review and copy such books and other business records at no charge.

8.3.2	The obligations set out in this Clause 8.3 are subject to the provisions of Clause 17.

8.4	Further assurances

8.4.1	The Parties agree, at their own cost, to perform, execute and deliver, and to cause their respective Affiliates to perform, execute and deliver, such further acts, documents, certificates, agreements and other documentation as may be required by applicable Law or as may be reasonably required by the Parties, whether on or after Closing, in order to consummate and implement the transactions contemplated by this Agreement.

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8.5	Reimbursement of VAT

8.5.1	Unless reimbursement has been obtained prior to the Closing Date, the Buyer is obliged to use commercially reasonable efforts to obtain reimbursement from the Tax authorities as soon as practicable after the Closing Date of the VAT paid by the Group in the amount of DKK 4.8 million in relation to the acquisition by AX V Nissens ApS of K. Nissen International A/S in 2017, and to the extent actually received, the Buyer must pay such amount to the Sellers by way of a wire transfer to the Sellers’ Representative. The Buyer shall keep the Sellers’ Representative informed about the status and relevant developments in the efforts of obtaining reimbursement.

9	Due diligence

9.1	During the period from 21 May 2024 through 3 July 2024, the Buyer and the Buyer’s advisers have conducted an independent due diligence of the Group Companies, including by having (a) had access to documentation concerning or relevant for the Group Companies (the “Data Room Documentation”) provided in virtual data rooms on Datasite under the project names “Julius” and “Julius Clean Room” (the “Data Room”), (b) had access to submit questions and inquiries regarding the Group and the Data Room Documentation (Q&A), and (c) participated in management presentations, meetings and Q&A sessions.

9.2	A list of the Data Room Documentation, including the information provided through using the Q&A-function (the “Data Room Index”), has been exchanged between counsel to the Sellers’ Representative and counsel to the Buyer prior to Signing, which documentation Axcel on behalf of the Sellers will also provide to the Buyer in the relevant number of electronic copies on Closing in accordance with Clause 7.3(i).

10	Sellers’ Warranties

10.1	Each Seller, severally and not jointly, shall be deemed to have made the warranties set out in Schedule 10.1 (the “Sellers’ Warranties”) to the Buyer:

(a)	as of the Signing Date and which shall be deemed repeated at Closing, save where it is explicitly set out in the individual warranty that it is provided as of a specific date;

(b)	subject to and qualified by all matters, facts, information or circumstances within the Buyer’s Knowledge as of Signing or Disclosed; and/or

(c)	that are given or deemed repeated at Closing, subject to and qualified by all matters, facts, information or circumstances Disclosed as of Closing, including as set out in the W&I Insurance Bring Down.

10.2	Each Seller shall be considered to have made the Fundamental Warranties set out in sections 1 (Capacity) and 2.1.1, 2.1.3 and 2.1.4 of Schedule 10.1 only in respect of itself and only in relation to the Sale Shares held by such Seller.

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10.3	The Sellers’ Warranties are the Sellers’ complete and only representations and warranties regarding the Sellers, the Sale Shares and the Group and, consequently, the Buyer shall not rely on any warranties, representations, assumptions, expectations or agreements – whether express or implied – except for the Sellers’ Warranties. Specifically, notwithstanding anything to the contrary in this Agreement or in the Data Room Documentation, the Sellers give no representation or warranty and accept no liability whatsoever with respect to any matter which is, or may amount to, an opinion, budget, forecast, estimate, assessment or projection in any information provided to the Buyer during the due diligence or otherwise as to the future operation or profitability of the Group Companies.

11	Buyer’s Warranties

11.1	By executing this Agreement, the Buyer has made the following representations and warranties (the “Buyer’s Warranties”) to the Sellers as of the Signing Date, which shall be deemed repeated as of Closing, save where it is explicitly set out in the individual warranty that it is provided as of a specific date:

(a)	The Buyer has the power and authority to enter into and perform its obligations under this Agreement, and to consummate the transaction contemplated by the Agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions by such party contemplated hereby have been duly and validly authorized by all necessary corporate actions, if any, of Buyer, including any required authorisations from any direct or indirect shareholder(s) of the Buyer, Buyer’s board of directors, any creditor or any other Person or notification to or registration with any court of law or administrative body.

(b)	This Agreement and any other documents pursuant to the Agreement to which Buyer is or will be at the Closing, a party, is or will be at the Closing, duly executed by the Buyer pursuant to the Agreement will, when and so entered into and delivered, constitute binding obligations of the Buyer and are enforceable against the Buyer in accordance with their respective terms.

(c)	The execution, delivery and performance of this Agreement and the consummation of the transactions by the Buyer contemplated hereby, do not violate, conflict with, result in a breach of, or constitute a default under, any order, judgment, injunction award or decree of any court, arbitrator or Governmental Body against or binding on the Buyer or violate any Law or statute applicable to the Buyer.

(d)	There are no actions, claims or other proceedings pending, or to the Buyer’s Knowledge, threatened and involving the Buyer which, individually or in the aggregate, may affect the validity or enforcement of the Agreement or affect the Buyer’s ability to perform the Buyer’s obligations contemplated hereby or from consummating the transactions contemplated hereby.

(e)	The Buyer is entering into this Agreement on its own behalf and not as agent, intermediary, representative of, or otherwise on behalf of, any third party.

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(f)	To the Buyer’s Knowledge as per the Signing Date, no matters, facts or circumstances exist, which render, or are likely to render, any of the Sellers’ Warranties untrue or incorrect.

(g)	Simultaneously with Signing, the Buyer has taken out the W&I Insurance Policy which will be effective and provide coverage in accordance with its terms as of Closing.

12	Sellers’ liability

12.1	General

12.1.1	Subject to the limitations set out in this Agreement, each Seller shall – severally and not jointly – indemnify (in Danish: “erstatte”) the Buyer for any and all Losses incurred by the Buyer or any Group Company as a result of (a) any Seller’s Breach, (b) any Breach by the Sellers’ Representative, (c) the allocation of the Purchase Price and the MIP Warrants Settlement Amount amongst the Sellers, MIP Participants and any other Person.

12.1.2	Save as otherwise specifically set forth in this Agreement, the remedies provided for in this Clause 12 shall be the exclusive remedies available to the Buyer with respect to any and all Sellers’ Breaches and Claims. The Buyer agrees and acknowledges that the sole remedies of the Buyer after Closing for any Breach of this Agreement shall be recovery of Losses pursuant to this Agreement, and the Buyer hereby expressly waives and renounces, absent fraud, any rights that it may have, or subsequently acquire, under applicable Law to terminate or rescind this Agreement (in Danish: “hæve aftalen”), claim for a proportionate reduction of the Purchase Price (in Danish: “forholdsmæssigt afslag”) and/or claim for any breach of any implied condition (in Danish: “bristede forudsætninger”). For the avoidance of doubt, nothing in this Agreement shall restrict or exclude the Parties’ rights to demand specific performance (in Danish: “naturalopfyldelse”) with respect to the Sellers’ obligation to transfer and deliver the Sale Shares, and the Buyer’s obligation to pay the Purchase Price, all in accordance with the terms and conditions of this Agreement.

12.1.3	Any compensation actually paid by a Seller to the Buyer under this Clause 12 for any and all Breaches of this Agreement or any other Loss indemnifiable pursuant to Clause 12.1.1 shall, to the extent permissible under applicable Law, be treated, for all Tax and accounting purposes as a reduction of the Purchase Price.

12.1.4	The Buyer may seek recovery for a Breach by one or more Sellers’ of a covenant or agreement that is to be performed prior to the Closing (a “Pre-Closing Covenant Claim”) from the Holdback Amount held by the Sellers’ Representative, if the related Claim Notice is delivered in accordance with Clause 12.4.1 prior to the three month anniversary of the Closing Date.

12.2	Several liability

12.2.1	Where more than one Seller has an obligation to indemnify the Buyer, each Seller’s obligation to indemnify the Buyer (where such liability is provided for under the terms of this Agreement) shall be several and not joint. Where more than one but less than all Sellers are (severally) liable towards the Buyer pursuant to the terms of this Agreement or in the event of Breach of the Sellers’ Warranties by more than one but less than all Sellers in circumstances where the terms of this Agreement provide for recourse against such Sellers, the loss to be indemnified shall be split between the so liable Sellers based on such Seller’s or Sellers’ Relevant Proportion.

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12.2.2	If there is any claim caused solely by one or more specific Sellers’ fraud or Breach of the Fundamental Warranties, only the Sellers (understood as (i) the respective individuals that have represented such Seller in the negotiations leading up to the signing of this Agreement in respect of the Majority Sellers, (ii) Alan Nissen in respect of the Founder Shareholder and (iii) the relevant member of the board of directors, management or key employee of the Group, if the Seller is a MIP Participant) that have committed such fraud or Breach shall be (severally) liable.

12.3	Buyer’s W&I insurance

12.3.1	The Buyer shall make any and all Claims for Breach of the Sellers’ Warranties under the W&I Insurance Policy.

12.3.2	The Buyer acknowledges and accepts that the Sellers (collectively as well as individually) shall not under any circumstances have any liability towards the Buyer and the Buyer shall not be entitled to take any actions or have any recourse against the Sellers (collectively as well as individually) in respect of any Breach of the Sellers’ Warranties, irrespective of whether a Loss is covered by the W&I Insurance Policy or not (including for the avoidance of doubt if no W&I Insurance Policy is taken out, if the W&I Insurance Policy does not become effective e.g. because the Buyer fails to pay the premium thereunder and/or in the case of general or deal specific exclusion of the Sellers’ Warranties under the W&I Insurance Policy), except in cases where such Claim:

(a)	constitutes a Breach of any of the Fundamental Warranties in which case Clause 12.3.4 shall apply; or

(b)	is based on or the result of fraud by any of the Sellers (understood as (i) the respective individuals having represented such Seller in the negotiations leading up to the signing of this Agreement in respect of the Majority Sellers, (ii) Alan Nissen in respect of the Founder Shareholder and (iii) the relevant member of the board of directors, management or key employee of the Group, if the Seller is a MIP Participant), in which case Clause 12.3.5 shall apply.

12.3.3	For the avoidance of doubt:

(a)	the Buyer shall have no claim or recourse against the Sellers for a claim that is excluded from coverage under the W&I Insurance Policy on account of the content of the W&I Insurance Bring Down; and

(b)	in the event of a Breach of a Sellers’ Warranty (other than a Fundamental Warranty in accordance with the limitations of this Agreement) given at Closing occurring in the period between the Signing Date and the Closing Date, the Sellers shall incur no liability for such Breach, unless such Breach was omitted from the W&I Insurance Bring Down as a result of fraud by any of the Sellers (understood as (i) the respective individuals having represented such Seller in the negotiations leading up to the signing of this Agreement in respect of the Majority Sellers, (ii) Alan Nissen in respect of the Founder Shareholder and (iii) the relevant member of the board of directors, management or key employee of the Group, if the Seller is a MIP Participant), in which case Clause 12.3.5 shall apply.

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12.3.4	Subject to this Clause 12, including the provisions on limitations of liability set forth herein, in case of a Breach of the Fundamental Warranties and to the extent the Loss for such Breach is not recoverable under the W&I Insurance Policy, the Buyer shall be entitled to direct a Claim directly against the relevant Seller(s).

12.3.5	Subject to this Clause 12 and for purposes of this Agreement, in case of a Breach or indemnifiable Loss arising out of or as a result of fraud by any of the Sellers (understood as (i) the respective individuals that have represented or otherwise acted in the interest of such Seller leading up to the signing of this Agreement in respect of the Majority Sellers, (ii) Alan Nissen in respect of the Founder Shareholder and (iii) the relevant member of the board of directors, management or key employee of the Group, if the Seller is a MIP Participant), the Buyer or the W&I Insurer (as the case may be and as they may decide) shall in accordance with the terms of this Agreement and the W&I Insurance Policy, if applicable, be entitled to direct any such Claim directly against the relevant Seller(s) or Persons having committed such fraud without applying the limitations in Clauses 12.7 and 12.8.

12.4	Claim Notice

12.4.1	The Buyer shall give notice (a “Claim Notice”) to the Sellers’ Representative as soon as reasonably possible and in any event within thirty (30) Business Days of the Buyer becoming aware of any demand, claim or other circumstance giving rise to a Claim or other indemnifiable Loss pursuant Clause 12.1.1 or the commencement of any action, proceeding, or investigation that may result in an indemnifiable Loss as per Clause 12.1. The Claim Notice shall be in writing, describe the asserted liability in reasonable detail, be accompanied by relevant documentation necessary, and available to the Buyer, to support the Claim (or other indemnifiable Loss) and indicate the size of the Loss (estimated if necessary). The failure to timely provide such notice, however, shall not release the Sellers from any of their obligations under this Clause 12 except to the extent that the Sellers are prejudiced by such failure.

12.4.2	In the event of a Claim or other indemnifiable Loss in respect of a matter which, in the Sellers’ Representative’s reasonable opinion, is capable of cure, the Sellers shall have the right to attempt to cure within a reasonable period of time and in any case within thirty (30) Business Days after receipt of the Buyer’s Claim Notice (the “Cure Period”).

12.4.3	If the Sellers’ Representative, or, in respect of a Breach of the Sellers’ Warranties where only one or more Sellers may be liable, such Seller(s), cannot accept the Claim (or other indemnifiable Loss pursuant to Clause 12.1.1) as validly notified to the Sellers’ Representative by the Buyer in accordance with Clause 12.4.1, or the Claim is, in the reasonable opinion of the Sellers, not capable of cure within the Cure Period in accordance with Clause 12.4.2, the Sellers’ Representative shall inform the Buyer accordingly in writing within thirty (30) Business Days after having received the Buyer’s relevant Claim Notice. Such dispute is to be resolved by arbitration in accordance with Clause 21, which must be initiated by the Buyer within six (6) months of receipt of the notice from the Sellers’ Representative contesting the claim; provided that with respect to a Claim related to a Breach of a Fundamental Warranty, such six (6) month period shall be tolled so long as the Buyer is pursuing such Claim pursuant to the W&I Insurance Policy.

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12.5	External Claims

12.5.1	As soon as reasonably possible and in any event within thirty (30) Business Days from the receipt by the Buyer or a Group Company of a notice from a third party of any claim which may entitle the Buyer to make a Claim against (or seek another indemnifiable Loss against) one or more Sellers under the terms of this Agreement (an “External Claim”), the Buyer shall notify the Sellers’ Representative (on behalf of the applicable Seller(s)) in writing. The failure to timely provide such notice, however, shall not release the Sellers from any of their obligations under this Clause 12 except to the extent that the Sellers are prejudiced by such failure.

12.5.2	If the Sellers’ Representative (on behalf the applicable Seller(s)) has acknowledged in writing that that such Seller(s) are liable for all Losses with respect to any External Claim within thirty (30) Business Days (or sooner, if the nature of the asserted External Claim so requires) of receiving notice of such External Claim from the Buyer, the Sellers’ Representative (on behalf of the applicable Seller(s)) may elect to control the compromise or defense of such External Claim. If the Sellers’ Representative (on behalf of the applicable Seller(s)) so assumes control over the compromise or defense of an External Claim, (a) it shall do such at the Sellers’ Representative’s (on behalf of the applicable Sellers) expense and (b) the Buyer shall cooperate, at the expense of the Sellers’ Representative (on behalf of the applicable Seller(s)), in the compromise of, or defence against, such External Claim; provided, however, that: (i) the Buyer may, if the Buyer so desires, employ counsel at the Buyer’s own expense and shall have the right, but not the obligation, to assert any and all cross-claims and counterclaims the Buyer may have; (ii) the Sellers’ Representative (on behalf of the applicable Seller(s)) shall keep the Buyer informed of all material events with respect to any External Claim; and (iii) the Sellers’ Representative (on behalf of the applicable Seller(s)) shall obtain the prior written approval of the Buyer before entering into any settlement of any External Claim or ceasing to defend against any External Claim, if (x) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Buyer or its Affiliates, (y) such External Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (z) the Buyer would not thereby receive from the claimant an unconditional release from all further liability in respect of such External Claim.

12.5.3	Notwithstanding anything contained herein to the contrary, if the Buyer so desires, the Buyer shall have sole control over the defence, settlement, adjustment, or compromise of (but the applicable Sellers shall nevertheless be required to pay all Losses incurred by the Buyer in connection with such defence, settlement, or compromise): (i) any External Claim that primarily seeks an order, injunction, or other equitable relief against any Buyer or any of its, his, or her Affiliates; or (ii) such External Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

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12.5.4	If the Sellers’ Representative (on behalf of the applicable Seller(s)) elects not to assume the defence, settlement, adjustment, or compromise of External Claim, fails to timely and properly notify the Buyer of the Sellers’ Representative’s election (on behalf of the applicable Seller(s)) as herein provided, or if the Buyer is otherwise entitled pursuant to this Agreement to have control over the defence, settlement, or compromise of any External Claim, the Buyer may, at the Sellers’ expense, pay, defend, settle, adjust, or compromise such asserted External Claim (but the Sellers shall nevertheless be required to pay all Losses incurred by the Buyer in connection with such payment, defence, settlement, adjustment, or compromise); provided the Buyer will not admit any liability with respect to, or settle or compromise, such External Claim without the prior written consent from the Sellers’ Representative (on behalf of the applicable Seller(s)), such consent not to be unreasonably withheld or delayed. In connection with any defence of an External Claim, the Sellers’ Representative (on behalf of the applicable Seller(s)) shall, and shall cause their respective Affiliates to, cooperate in the defence or prosecution thereof and to in good faith retain and furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested by a party hereto in connection therewith. In any such case, the Buyer shall keep the Sellers’ Representative informed of all material developments in relation to the External Claim.

12.5.5	For the avoidance of doubt, no Buyer Financing Source shall have any liability to the Sellers, and the Sellers cannot take any action against any Buyer Financing Source whatsoever, with respect to the Buyer Financing or any Buyer Financing Agreements. The provisions of this Clause 12.5.5 and Clause 18.2.2 shall be enforceable by the Buyer Financing Sources on behalf of the Buyer Financing Sources Related Parties (and each is an intended third party beneficiary of such Clauses), in each case if and as such Clauses relate to such parties.

12.6	Losses

12.6.1	Any Loss in respect of which a Claim is notified to the Sellers shall be calculated in EUR in accordance with Danish Law, subject to the following principles:

(a)	any indirect or consequential Losses shall not qualify for indemnification, except with respect to any Breach and other indemnifiable Losses where reasonably foreseeable (in Danish: “adækvate”) Losses are recoverable;

(b)	only Losses which have been effectively sustained (as opposed to potential losses) by the Buyer are subject to indemnification;

(c)	no Loss shall be deemed to have been suffered to the extent that the Buyer has failed to mitigate the Losses in accordance with Clause 12.6.3;

(d)	no Claim may be made (and no other indemnifiable Loss may be sought), and no liability of the Sellers shall arise, if and to the extent that the Loss for which the Claim is made (or is otherwise sought) has been specifically provided for (i) in the Accounts and/or (ii) the Debt at Closing or Net Working Capital at Closing and included in the Final Purchase Price Calculation. For the avoidance of doubt, this includes provisions in the Accounts and/or the Debt at Closing or Net Working Capital at Closing included in the Final Purchase Price Calculation reflecting the aggregation of specific provisions to the extent such specific provisions can be identified;

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(e)	any occurrence of, or increase of, a Loss attributable to any change in the applicable Law, or any change in Tax rates, after the Signing Date shall be disregarded when calculating the Loss;

(f)	the amount of any compensation or other recovery (including without limitation insurance proceeds) net of any costs or expenses attributable to any such insurance or other recovery including the increase in any premium attributable to any such insurance or recovery obtained or available to the Buyer and/or the Buyer’s Group, including the Group Companies after Closing, shall be deducted when calculating the Loss;

(g)	any occurrence of, or increase of, a Loss as a result of any act or omission on the part of the Buyer or the Buyer’s Group, including the Group Companies after Closing, or any of their directors, officers, employees or agents shall be disregarded when calculating the Loss;

(h)	the amount of any Tax benefit or saving obtained or available to the Buyer and/or the Buyer’s Group, including the Group Companies after Closing, as a result of the Loss in respect of which a Claim is made (or otherwise sought) in the year Loss was incurred, shall be deducted when calculating the Loss;

(i)	any occurrence of, or increase of, a Loss as a result of a change in the accounting principles of any Group Company following Closing to conform to those used by the Buyer or the Buyer’s Group shall be disregarded when calculating the Loss;

(j)	no Loss shall be deemed to have been suffered to the extent that the matter giving rise to such Loss has been remedied by or on behalf of the Sellers within the Cure Period, cf. Clause 12.4.2, at no cost for the Group Companies or the Buyer; and

(k)	the Buyer shall neither be entitled to indemnification or other restitution more than once in respect of the same Loss (no double counting).

12.6.2	In the event that the amount of any deduction to be made, or amount to be disregarded, for the purposes of calculating the Loss due with respect to a Claim or other indemnifiable loss (in each case as referred to in this Clause 12.6) is determined or assessed only after the payment by one or more Seller(s) to the Buyer of an amount with respect to a Loss, the Buyer shall repay (subject to any withholding taxes or other relevant deductions) to the relevant Seller(s) promptly after such determination or assessment, an amount by which the Loss paid to the Buyer should have been reduced, had such determination or assessment been taken into account in the original calculation of Loss.

12.6.3	The Buyer is under an obligation to mitigate the Losses (in Danish: “tabsbegrænsningsforpligtelse”) in accordance with Danish Law and the Buyer shall procure that each company within the Buyer’s Group, including the Group Companies after Closing, shall do the same.

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12.7	Monetary limitations

12.7.1	The Sellers shall not be liable in respect of any Claim for Breach of the Sellers’ Warranties (except for Claims due to Breach of the Fundamental Warranties or Claims involving fraud).

12.7.2	Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of the Sellers for any and all Claims under this Agreement (other than Claims involving fraud) shall be limited to the Purchase Price and (ii) the maximum aggregate liability of each Seller for any and all Claims under this Agreement (other than Claims involving fraud) shall be limited to such Seller’s Relevant Proportion of the Purchase Price.

12.8	Time limitations

12.8.1	Other than with respect to Claims involving fraud, the Sellers shall not be liable in respect of any Claim unless a Claim Notice has been submitted by the Buyer to the Sellers’ Representative, in respect of a Claim resulting from a Breach of the Fundamental Warranties, by no later than the date falling eighty-four (84) months after the Closing Date.

13	Buyer’s liability

13.1	The Buyer shall indemnify (in Danish: “erstatte”) the Sellers for any and all Losses incurred by the Sellers arising out of or resulting from any Breach by the Buyer, including the Buyer’s Warranties, in accordance with the general principles of Danish Law, provided that Clauses 12.1.2, 12.4, 12.5 (other than 12.5.1) and 12.6, shall apply mutatis mutandis, to the extent relevant.

14	Waivers

14.1	Except for claims involving fraud, to the extent the Buyer wants to enforce a Claim against a Seller for Breach of this Agreement and/or any other claim following from or in connection with the transactions contemplated by this Agreement, the Buyer is to seek its remedy against such Seller exclusively under the provisions of the Agreement, including Clause 12.3 and accordingly not against any other Person, including any direct or indirect holder of any equity interests or securities in such Seller (and with respect to Axcel, including Axcel Management (each such Person a “Seller Interest Holder”)) or any Affiliate of a Seller Interest Holder.

14.2	The Buyer hereby irrevocably waives, and agrees to procure that each member of the Group waives, any right to claim damages from (i) the present or former members of the board of directors, (ii) the present or former members of the board of management, and (iii) any employee of, in each case, a Group Company, a Seller or an Affiliate of a Seller, a Seller Interest Holder or an Affiliate of a Seller Interest Holder, with respect to any act or omissions of such Persons, in each case, in their aforementioned capacities prior to the Closing Date, except in the event of fraud by such Person. At Closing, the Buyer shall purchase a 6-year “tail” prepaid policy in the form Disclosed in the Data Room under index 5.17.2.10, with respect to the Group’s current or renewal directors’ and officers’ liability insurance and with respect to claims arising out of or relating to events which occurred before or at Closing (including in connection with the transactions contemplated by this Agreement).

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14.3	The Buyer shall ensure that each Group Company will discharge (in Danish: “decharge”) each of the board members that resigned or were removed on or before Closing from liability for the period prior to Closing at the next annual general meeting in such Group Company.

14.4	Each Seller Interest Holder shall be entitled to rely on and enforce this Clause 14 as a third-party beneficiary (in Danish: “egentligt tredjemandsløfte”).

15	Sellers’ Representative

15.1	Each Seller has appointed Axcel V K/S as its exclusive agent and attorney-in-fact to act on its behalf with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement (the “Sellers’ Representative”). Each Seller further confirms that the Sellers’ Representative shall have the power to take any and all actions that the Sellers’ Representative believes to be necessary or appropriate or in the best interests of the Sellers, including receiving all notices and communications directed to the Sellers’ Representative or the Sellers under this Agreement and to take any action or no action in connection therewith as the Sellers’ Representative deems appropriate, including the settlement or compromise of any dispute or controversy.

15.2	The Buyer shall have the right to rely on any actions taken or omitted to be taken by the Sellers’ Representative as being the acts or omissions of the Sellers, without the need for any inquiry, and any such actions or omissions shall be binding upon all of the Sellers. Any notice given by the Buyer to the Sellers’ Representative shall be regarded as having been received by each of the Sellers at the same time as the receipt by the Sellers’ Representative.

16	Announcements

16.1	Axcel on behalf of the Sellers and the Buyer shall agree upon the public announcements to be made by each Party, and shall jointly prepare the information to be presented to the employees of the Group, concerning this Agreement and the transactions contemplated hereby, to be released on the Signing Date; provided that public announcements regarding the transactions contemplated by this Agreement that are required by Law or required by any securities exchange, regulatory or governmental body to which a Party is subject or submits, wherever situated, whether or not the requirement for information has the force of Law, shall be governed by Clause 17.2.

16.2	Any information concerning this Agreement and the transactions contemplated hereby to parties other than employees, including customers and other business connections of the Group, which is issued by each of the Buyer, a Group Company or Axcel, respectively, must be released in a coordinated manner.

17	Confidentiality

17.1	Save as follows from Clause 16, the Parties shall treat as confidential all information obtained as a result of entering into or performing this Agreement and which relates to the provisions of this Agreement and any other document referred to herein or drawn up to carry out the transactions contemplated hereby, the negotiations relating to this Agreement, the subject matter of this Agreement, and the other Party (the “Confidential Information”) and shall abstain from using and from disclosing any such Confidential Information to any third party; provided that Buyer shall not be so restricted with respect to any Group Confidential Information.

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17.2	Notwithstanding Clause 17.1, either Party may disclose Confidential Information:

(a)	if and to the extent required by Law or for the purpose of any judicial proceedings between the Parties, including arbitration pursuant to Clause 21;

(b)	if and to the extent required by any securities exchange, regulatory or governmental body to which that Party is subject or submits, wherever situated, whether or not the requirement for information has the force of Law (it being understood and agreed that the Buyer may disclose Confidential Information to the analysts who cover the Buyer’s publicly-traded securities);

(c)	if and to the extent required for the purpose of fulfilling the conditions precedent in Clause 6.1;

(d)	to its professional advisers, auditors, and prospective financing sources, together with their respective advisers who are, in each case, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;

(e)	to its Affiliates or direct or indirect shareholders on a need to know basis, subject to such Affiliates observing the duty of confidentiality set out herein;

(f)	if and to the extent the Confidential Information has come into the public domain through no fault of that Party; or

(g)	if and to the extent the Party to whom the Confidential Information relates gives its prior written consent to the disclosure.

17.3	Notwithstanding Clause 17.1, each of Axcel and Hermes GPE shall have the right to use and disclose the existence and the terms of this Agreement to its investors.

17.4	Any information to be disclosed pursuant to Clauses 17.2(a) or 17.2(b) must be disclosed only after notice to the other Party and only to the extent required or necessary.

17.5	In addition, from and after the Closing, each Seller shall, and shall cause his, her or its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any information, customer lists, pricing information, technology, know-how, trade secrets, product formulas, industrial designs, franchises, inventions, other industrial and intellectual property regarding the Group or its businesses or any other information related to the Group, any of the Group Companies or any of their respective businesses (collectively, “Group Confidential Information”), unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other Laws. The obligations of the Sellers under this Clause 17.5 shall not apply to information that (i) is obtained from public sources, (ii) is received from a third party not, to the knowledge of the applicable Seller, subject to any obligation of confidentiality with respect to such information, (iii) is disclosed after obtaining the prior written consent of the Buyer or (iv) is or becomes known to the public, other than through a breach of this Agreement.

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17.6	Non Solicitation

From and after the Closing, Axcel will not, and will procure that all funds managed by Axcel Management A/S (each of the foregoing, a “Restricted Party”) will refrain from directly or indirectly, soliciting, engaging or enticing away or attempting to solicit, engage or entice away any Key Employee of the Group Companies, until (i) the six (6) month anniversary of the Closing Date with respect to any Key Employee located in Denmark or (ii) the two (2) year anniversary of the Closing Date with respect to any other Key Employee. This restriction shall not apply to any Key Employee (i) whose employment has been terminated by the employer other than for cause, three (3) months following such termination or (ii) who response to any public recruitment advertisement placed by or on behalf of a Person in respect of which the procurement undertaking of Axcel in this Clause 17.6 applies.

17.7	Each applicable party acknowledges and agrees that the restrictive covenants contained in Clauses 17.5 and 17.6 are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictive covenants would cause substantial injury to the Buyer and the Buyer would not have entered into this Agreement without receiving the protective covenants contained in Clauses 17.5 and 17.6. In the event of a breach or a threatened breach by any applicable party or any of such party’s Affiliates or representatives of these restrictive covenants, the Buyer will be entitled to seek an injunction restraining any such party, Affiliate or representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Buyer from pursuing any other available remedies, whether at Law or in equity, for such breach or threatened breach.

18	Miscellaneous

18.1	Entire agreement

18.1.1	This Agreement, and any other documents referred to in this Agreement or drawn up in order to carry out the transactions contemplated hereby, as amended from time to time in accordance with Clause 18.2, constitutes the whole and only agreement between the Parties relating to the transactions contemplated hereby and supersedes any prior agreements, whether written or oral, relating to such matters.

18.2	Amendments

18.2.1	This Agreement may only be amended by written instrument signed by each of the Parties.

18.2.2	Notwithstanding anything to the contrary contained in this Agreement, this Clause 18.2.2 and Clause 12.5.5 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Buyer Financing Related Party, as applicable, without the prior written consent of the applicable Buyer Financing Sources.

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18.3	No assignment

18.3.1	No Party may assign, grant any security interest over, hold on trust or otherwise transfer the Agreement or any of its rights or obligations hereunder to any third party without the prior written approval of each other Party; provided that the Buyer, without the consent of any other Party, may assign this Agreement or any of its rights, interests and obligations under this Agreement to any Affiliate and collaterally assign any or all of its rights and interests under this Agreement (including their rights under covenants, representations, warranties and indemnities) to any and all of its financing sources. If the Buyer assigns this Agreement or any of its rights or obligations hereunder to any such Affiliate, the Buyer or such Affiliate may amend the W&I Insurance Policy in any way other than in a manner which could adversely impact the Sellers. No assignment permitted by this Clause 18.3.1 shall relieve the assigning Party of its obligations hereunder.

18.4	Remedies and waivers

18.4.1	No waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of the Party/ies waiving compliance.

18.4.2	No delay or omission by any Party to this Agreement in exercising any right, power, or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power, or remedy, or operate as a waiver thereof, except as specifically set out in this Agreement.

18.4.3	The single or partial exercise of any right, power, or remedy provided by Law or under this Agreement does not preclude any other or further exercise of it or the exercise of any other right, power, or remedy, except as specifically set out in this Agreement.

18.5	Invalidity

18.5.1	The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason, any other provision may be invalid or unenforceable in whole or in part.

18.5.2	If one or more provisions of this Agreement are held to be contrary to applicable Laws, the Parties agree that the offending provision(s) shall be amended to the extent necessary to make it enforceable and so that original commercial intent of such Clauses are maintained to the extent possible.

18.6	Several liability

18.6.1	Notwithstanding any other provision of this Agreement, each Seller shall be acting in respect of itself only and on a strictly several and pro rata basis and not jointly nor jointly and severally with any other Person.

19	Costs and expenses

19.1	Except as otherwise specifically set out in this Agreement, each Party shall pay its own advisors (including, but not limited to investment banking, legal, commercial, accountancy, tax) and other costs, charges and expenses in relation to the negotiations leading up to this Agreement, in addition to the preparation, execution, and effectuation of this Agreement and other agreements referred to hereby.

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19.2	Notwithstanding Clause 19.1, the following costs, charges, fees and expenses shall be borne by the Buyer:

(a)	insurance premium, broker fees and any other insurance or underwriting fees or expenses in connection with the W&I Insurance Policy; and.

(b)	any and all costs and expenses payable to the providers of the Vendor Due Diligence Reports related to the preparation and drafting of the respective Vendor Due Diligence Reports, such costs and expenses not to exceed the amounts notified by the Sellers’ Representative to the Buyer prior to the Signing Date.

20	Notices

20.1	Every communication and notice to be made under this Agreement must be made in English in writing and sent by hand, registered or couriered mail or by email to a Party at the address or email address and for the attention of the individual as set out below:

to the Sellers (or any of them), to the Sellers’ Representative:	With a copy to:

Axcel Management A/S Sankt Annæ Plads 10 1250 Copenhagen K Denmark Email: lc@axcel.dk For the attention of Lars Cordt	Gorrissen Federspiel Advokatpartnerselskab Axeltorv 2 1609 Copenhagen V Denmark Email: tl@gorrissenfederspiel.com For the attention of partner, Tobias Linde

To the Buyer:	With a copy to:

Standard Motor Products, Inc. 37-18 Northern Blvd. Long Island City, NY 11101 Email: esills@smpcorp.com For the attention of Eric P. Sills, Chief Executive Officer

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: ken.lefkowitz@hugheshubbard.com; scott.naturman@hugheshubbard.com
For the attention of partners, Ken Lefkowitz & Scott Naturman or to such other Person, address or email address which either Party may notify in writing to the other Party.

20.2	Any notice given under this Agreement shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by email.

21	Governing Law and arbitration

21.1	This Agreement and any dispute or claim arising out of or in connection with this Agreement, is governed by and construed in accordance with the Laws of Denmark, excluding any provision on applicable Law (conflict of Laws rules).

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21.2	Any dispute or claim arising out of or in connection with this Agreement, including any dispute concerning the existence, breach, termination, or invalidity thereof, must be settled exclusively by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration) as applicable and adopted by the Danish Institute of Arbitration at the time when such arbitration proceedings are commenced.

21.3	The arbitration tribunal will be composed of three (3) arbitrators.

21.4	The Sellers’ Representative shall appoint one (1) arbitrator, the Buyer shall appoint one (1) arbitrator and the Institute shall appoint a third arbitrator who shall be the Chairman of the arbitration tribunal. If the Sellers’ Representative or the Buyer has not appointed an arbitrator within thirty (30) calendar days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Institute.

21.5	The place of arbitration will be Copenhagen, Denmark, and the language of the arbitration will be English or, if agreed by the Sellers’ Representative and the Buyer, Danish.

21.6	The parties to the arbitration and the arbitration tribunal shall observe strict confidentiality about the arbitration proceedings and any award(s).

22	Counterparts

22.1	This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

---oOo---

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[Signature page 1 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of Axcel:

Axcel V K/S

Lars Cordt By proxy

Ax V Management Invest K/S

Lars Cordt By proxy

Ax V Management Invest II K/S

Lars Cordt By proxy

Axcel V K/S 2

Lars Cordt By proxy

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[Signature page 2 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Founder Shareholder:

AFVJ Holding ApS

Lars Cordt By proxy

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[Signature page 3 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Co-Investors (Hermes GPE)

Hermes GPE Horizon Co-Investment LP

Lars Cordt By proxy

Hermes GPE Direct Co-Invest V LP

Lars Cordt By proxy

Hermes GPE PEC III Holdings LP

Lars Cordt By proxy

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[Signature page 4 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Co-Investors (PKA Entities)

Pensionskassen for socialrådgivere, socialpædagoger og kontorpersonale

Lars Cordt By proxy

Pensionskassen for sundhedsfaglige

Lars Cordt By proxy

Pensionskassen for sygeplejersker og lægesekretærer

Lars Cordt By proxy

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[Signature page 5 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Co-Investors (Realdania)

Realdania

Lars Cordt By proxy

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[Signature page 6 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Co-Investors (Chr. Augustinus Fabrikker Aktieselskab)

Chr. Augustinus Fabrikker Aktieselskab

Lars Cordt By proxy

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[Signature page 7 of 7 – Share Sale and Purchase Agreement – Project Julius]

For and on behalf of the Buyer:

Standard Motor Products, Inc.

James J. Burke Chief Operating Officer

Final Draft | Privileged and confidential

Schedule 10.1 – Sellers’ Warranties

Project Julius

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Exhibits

Exhibit 9.1	Material Properties
Exhibit 12.1	Material Contracts

Definitions

In this Schedule 10.1, the following definitions shall apply in addition to those set out in the Agreement:

“Intellectual Property”	means intellectual property rights of any kind, including, but not limited to, inventions, discoveries, patents, patentable inventions, utility models, trademarks, marks, logos, business identifiers, trade or business names, auxiliary trade names, designs, domain names, copyrights, trade secrets, know-how and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, whether registered or not, including any and all applications to register any of the foregoing as well as rights in or relating to registrations, renewals, extensions, combinations, divisions, continuations and reissues of, any such rights;
“Mobilion Ventures LPA”	means the limited partnership agreement regarding Mobilion Ventures, L.P. Disclosed in the Data Room Documentation under Data Room Index 11.1.8.1.2.2;
“Monthly Financials”	means the unaudited monthly internal accounts for AX V Nissens ApS and its subsidiaries for the period 1 May 2021 up to and including 31 March 2024 as Disclosed in the Data Room Documentation under Data Room Index 4.4.2;
“Permits”	has the meaning set out in section 16.2.1 of this Schedule 10.1;
“Sanctions”	means any economic or financial sanctions laws, regulations or trade embargoes imposed, administered or enforced by any Sanctions Authority;
“Sanctions Authority”	means (i) the United Nations, (ii) the European Union, (iii) the member states of the European Union, (iv) the United Kingdom, (v) the United States (including, but not limited to, the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and the U.S. Departments of State or Commerce), and (vi) any authority acting on behalf of any of them in connection with Sanctions; and

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“Sanctions Restricted Person”	means any Person listed on any list of Sanctions designations and/or targets maintained by any Sanctions Authority or any other Sanctions designation or target listed or adopted by a Sanctions Authority, or any Person that is 50% or more owned by one or more of the foregoing.

Part I – Fundamental Warranties

1	Capacity

1.1	Each Seller has the power and authority to enter into and perform its obligations under the Agreement, and to consummate the transactions contemplated by the Agreement.

1.2	The execution, delivery and performance by each Seller of the Agreement, and the consummation of the transactions by such party contemplated hereby, have been duly and validly authorized by all necessary corporate actions, if any, of each Seller, including, as applicable, any required authorisations from any direct or indirect shareholder(s) of each of the Sellers and/or each Seller’s board of directors.

1.3	The Agreement, each MIP Declaration of Adherence and any other documents pursuant to the Agreement to which each Seller is, or will be at Closing, a party, is, or will be at Closing, duly executed by each Seller pursuant to the Agreement will, when and so entered into and delivered, constitute binding obligations of such Seller and are enforceable against such Seller in accordance with their respective terms.

1.4	The execution, delivery and performance of this Agreement and the consummation of the transactions by such Seller contemplated hereby, do not violate, conflict with, result in a breach of, or constitute a default under, any order, judgment, injunction award or decree of any court, arbitrator or Governmental Body against or binding on the relevant Seller or violate any Law or statute applicable to such Seller.

1.5	There are no actions, claims or other proceedings pending, or to the knowledge of such Seller, threatened and involving a Seller which, individually or in the aggregate, may affect the validity or enforcement of the Agreement or prevent such Seller’s ability to perform such Seller’s obligations contemplated hereby or from consummating the transactions contemplated hereby.

2	Corporate

2.1	The Company Shares and AX V Nissens II Minority Shares

2.1.1	Each entity forming part of the definition of the Majority Sellers, is the sole and legal owner of such number of Company Shares set out as owned by such Majority Seller in Schedule B of the Agreement which are free and clear from all Encumbrances.

2.1.2	The Company Shares constitute the entire registered share capital of the Company and the Company Shares are duly authorised, validly issued, fully paid up and, except for approval by the board of directors of the Company pursuant to the articles of association of the Company which has been obtained in respect of the transfer of the Company Shares contemplated by the Agreement, fully transferable.

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2.1.3	The Founder is the sole and legal owner of the Founder Shares which are free and clear from all Encumbrances.

2.1.4	As of the date of execution of the relevant MIP Declaration of Adherence, each MIP Participant is the sole and legal owner of such number of MIP Shares and MIP Warrants set out in the MIP Declaration of Adherence signed by such MIP Participant. As of Closing, each MIP Participant is the sole and legal owner of such number of MIP Shares set out in the MIP Declaration of Adherence signed by such MIP Participant, which are free and clear from all Encumbrances.

2.1.5	Besides the AX V Nissens II Minority Shares and the Treasury Shares, all shares in AX V Nissens II are owned by the Company and are free and clear from all Encumbrances.

2.1.6	All shares in AX V Nissens II are duly authorised, validly issued, fully paid up and, except for approval by the board of directors of AX V Nissens II pursuant to the articles of association of AX V Nissens II which has been obtained in respect of the transfer of the shares in AX V Nissens II contemplated by the Agreement, fully transferable.

2.1.7	No share certificates for the Company Shares or the shares in AX V Nissens II have been issued.

2.1.8	As of Signing, except for the MIP Warrants, there are no securities, options, warrants, convertible securities, calls, subscription rights, agreements, pre-emptive rights, rights of first refusal, other rights, arrangements or commitments which directly or indirectly (i) call for, or grant to any Person the right to call for, the creation, issue, pledge or transfer of any shares, warrants, options, subscription rights, securities convertible into shares or equity of the Company or AX V Nissens II, or (ii) obligate the Company to grant, offer or enter into any of the foregoing. As of Closing, subject to the Buyer’s payment of the MIP Warrants Settlement Amount pursuant to Clause 3.7 of the Agreement, there are no securities, options, warrants, convertible securities, calls, subscription rights, agreements, pre-emptive rights, rights of first refusal, other rights, arrangements or commitments which directly or indirectly (i) call for, or grant to any Person the right to call for, the creation, issue, pledge or transfer of any shares, warrants, options, subscription rights, securities convertible into shares or equity of the Company or AX V Nissens II, or (ii) obligate the Company to grant, offer or enter into any of the foregoing. Except for the Company’s call options and drag-along rights and the MIP Participants’ corresponding put options and tag-along rights with respect to the MIP Shares under the shareholders’ agreements entered into between the Company and the respective MIP Participants, the Company does not have any obligation to purchase, redeem or otherwise acquire any equity securities or interest therein or to pay any dividend or make any distribution in respect thereof.

2.2	The shares in the Subsidiaries (other than AX V Nissens II)

2.2.1	AX V Nissens II is the direct or indirect legal owner of the entire issued and outstanding share capital of the Subsidiaries (other than AX V Nissens II). All shares in the Subsidiaries (other than AX V Nissens II) are fully paid up.

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2.2.2	As of Closing, following payment of the Debt Repayment Amount and the resulting release of pledges over shares in certain of the Group Companies granted to lenders under the Credit Facilities, all the shares in the Subsidiaries (other than AX V Nissens II) will be free and clear from all Encumbrances.

2.2.3	No share certificates for the shares in the Subsidiaries (other than AX V Nissens II) have been issued, save as Disclosed.

2.2.4	Except for the MIP Warrants and the obligations of AX V Nissens II in respect thereof, there are no securities, options, warrants, convertible securities, calls, subscription rights, agreements, pre-emptive rights, rights of first refusal, other rights, arrangements or commitments which directly or indirectly (i) call for, or grant to any Person the right to call for, the creation, issue or transfer of any shares, warrants, options, subscription rights, securities convertible into shares or equity of the Subsidiaries, or (ii) obligate any of the Subsidiaries to grant, offer or enter into any of the foregoing. No Subsidiary (other than the obligations of AX V Nissens II in respect of the MIP Warrants) has any obligation to purchase, redeem or otherwise acquire any equity security or interest therein or to pay any dividend or make any distribution in respect thereof.

2.2.5	The Company has the right to cause all of the holders of the MIP Shares to participate in the sale of the Sale Shares by exercise of its call option and drag-along rights and AX V Nissens II has the right to cause all of the MIP Warrants to be settled in cash and such call option, drag-along and cash settlement rights shall be effective when organized in accordance with Clause 2.3 of the Agreement.

Part II – Other Warranties

3	Other interests

3.1	Each Group Company is duly incorporated and validly existing in accordance with the Laws of such country where the relevant Group Company is incorporated and has the full corporate power to carry on its business as such business is conducted on the Signing Date and the Closing Date, respectively. There is no outstanding proposal or resolution adopted for the dissolution, liquidation or statutory merger of any Group Company.

3.2	The Company does not have any direct or indirect subsidiaries or associated companies, except for the Subsidiaries.

3.3	No Group Company is a party to any joint venture agreement or partnership agreement, except that Anpartsselskabet af 10. maj 2021 is a party to the Mobilion Ventures LPA and holds a minority interest in Mobilion Ventures, L.P.

3.4	No Group Company has a branch, place of business or permanent establishment outside the country where the relevant Group Company has its head office.

3.5	There are no claims for brokerage commissions, finders’ fees, or similar compensation payable by the Group Companies in connection with the transactions contemplated by the Agreement based on any arrangement or agreement made by or on behalf any Group Company.

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4	Insolvency

4.1	No order has been made and no resolution has been passed for the bankruptcy or reconstruction of a Group Company or for the appointment of a bankruptcy trustee, reconstructor or an insolvency administrator in respect of a Group Company. Additionally, no petition has been presented to any Group Company and no meeting has been convened for such purpose.

5	Related party matters

5.1	As of Closing, no Group Company is a party to any contract or transaction with, and no Group Company will have any liabilities or obligations (contingent or otherwise) to or for the benefit of any Seller or its Affiliates (including but not limited to any Seller’s direct and indirect owners) other than (i) ordinary arm’s length commercial trading, if any, and (ii) for liabilities and obligations related to the employment or board positions of those Sellers that are employees or board members of a Group Company.

5.2	As of Closing, no Seller or third party has the power to bind the Company or any of the Subsidiaries under any power of attorney or similar instruments issued by any Group Company or otherwise, other than the powers of those Sellers that are employees of the Group.

6	Accounts, etc.

6.1	The Accounts:

(a)	have been audited and prepared in accordance with the Accounting Principles for the periods indicated therein;

(b)	are in accordance with the books and records of the Group if so required pursuant to IFRS as approved by the EU;

(c)	give a true and fair view of the Group’s assets, liabilities, and financial position as of the Accounts Date and of the results of the Group’s operations and cash flows for the financial year ending on the Accounts Date; and

(d)	have as of the Closing Date been duly approved at the annual general meeting of the Company and submitted to the Danish Business Authority.

6.2	The accounting and bookkeeping records of the Group Companies have been kept on a proper and consistent basis, are in all material respects up-to-date and contain reasonably complete details of the business activities of the Group as required by the Danish Bookkeeping Act (in Danish “bogføringsloven”) or the equivalent, applicable foreign Law.

6.3	The Monthly Financials have been derived from the books and records of AX V Nissens ApS and its subsidiaries and reasonably present and do not materially misstate the profits and losses, assets and liabilities, cash flows, trading, condition and financial position of AX V Nissens ApS and its subsidiaries for the period covered by the Monthly Financials, and have been prepared with due care and good faith, and in a manner consistent with past practice and applying Danish GAAP consistently applied, taking into account the purpose for which the Monthly Financials have been prepared and taking into account that they have not been subject to an audit.

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6.4	No Group Company has any liability, obligation, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any such liabilities, except liabilities (i) except as would be not material, that are reflected in the Annual Report, (ii) that are liabilities incurred after the Accounts Date in the ordinary course of business of the Group Companies, or (iii) arising under the terms of any contracts (and none of which relate to material breaches or defaults of a Group Company under a Material Contract with or without the giving of notice or the lapse of time or both) to which a Group Company is party.

6.5	The accounts receivable of the Group Companies reflected in the Annual Report and the accounts receivable of the Group Companies arising after the date thereof (i) have arisen from bona fide transactions entered into by the applicable Group Company involving the sale of goods or the rendering of services in the ordinary course of business and (ii) to the Sellers’ Knowledge, subject to an adequate reserve for bad debts shown in the Annual Report, are valid obligations payable to the applicable Group Company in accordance with their terms.

6.6	Since the Accounts Date:

(a)	there has been no change, event, circumstance, condition, state of fact, development or other matter which has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition, result or operations of the Group;

(b)	the Group has in all material respects conducted its business in the ordinary and usual course and in the same manner (including nature and scope) as in the past, and no contracts have been entered into outside the ordinary course of business, in each case save for the agreements and arrangements following from the transactions contemplated by the Agreement;

(c)	no change in the accounting reference period of a Group Company has been made; and

(d)	the Group has not made any change to the Accounting Principles, principles for calculation of Taxes or the accounting policies by reference to which the Accounts were drawn up other than as required by applicable Law.

7	Tax

7.1	Each Group Company is properly registered for Taxation in all jurisdictions in which it is required to do so, and no Taxing Authority has claimed otherwise. All Tax returns and all notices and information required to be filed or given by each Group Company in respect of any Taxes have been duly and timely filed and are complete and accurate in accordance with all legal requirements applicable thereto.

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7.2	Each Group Company has duly and timely paid or withheld (as applicable) all Taxes that have become due for payment, or are required to be paid or withheld by any Group Company, and does not have any liability in respect of Tax that is not provided for in the Accounts unless incurred in the ordinary course of business since the Accounts Date.

7.3	Each Group Company maintains and, to the Sellers’ Knowledge, has in the preceding three (3) years, maintained books, records and other information in relation to Tax including transfer pricing documentation, which is in all material respects complete and accurate, enabling the relevant Group Company to calculate its liabilities to, or relief from, Tax, including upon any disposal of any assets owned by it as at the date of Closing, as well as to document transfer prices used within the Group.

7.4	All withholding and reporting obligations relating to Tax and social contributions on all salary and other taxable fringe benefits and any other payment to any independent contractor, creditor, shareholder, or other third party have been complied with.

7.5	The Group is not involved in any disputes, investigations or administrative or judicial proceedings in relation to Tax and no such disputes, investigations or administrative or judicial proceedings are threatened against any Group Company.

7.6	No Group Company has paid or become liable to pay, nor to the Sellers’ Knowledge any circumstances exist, which may cause any Group Company to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

7.7	None of the Group Companies has concluded any agreement, ruling or compromise with any Tax Authority, which may affect its Tax position.

7.8	No transactions with the sole purpose to avoid or delay the payments of Tax or liability for Tax have been made by any Group Company. All transactions of the Group have been entered into on arm’s-length terms and in accordance with applicable transfer pricing rules and regulations.

7.9	VAT has been correctly charged and accounted for on transactions made by the Group Companies and the Group Companies have only recovered VAT in compliance with applicable Laws.

7.10	None of the Group Companies is party to bound by, or has any liability for Taxes of another person as a transferee or successor, or otherwise by operation of law (including as a result of being a member of a Tax group with such person) or under any Tax allocation, Tax sharing, Tax indemnification or similar agreement, other than such agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes.

7.11	No special exemption, benefit or other positive treatment of any Taxes which the Group enjoys is reasonably likely to be cancelled as a consequence of a Group Company’s actions on or prior to the Closing Date or the completion of the transactions contemplated by this Agreement.

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8	Assets

8.1	All assets of the Group which are included to compile the Accounts, or acquired by a Group Company since the Accounts Date, and save as disposed, consumed, or destroyed since the Accounts Date in the ordinary course of business, are:

(a)	legally and beneficially owned by a Group Company; and

(b)	except for assets pledged as of Signing to secure the Credit Facilities, free from Encumbrances, at the free disposal and, if capable of possession, in the possession of a Group Company. At Closing, subject to the Buyer’s payment of the Debt Repayment Amount in accordance with the Agreement, assets pledged to secure the Credit Facilities are free from Encumbrances, at the free disposal and, if capable of possession, in the possession of a Group Company.

8.2	To the Sellers’ Knowledge, all the buildings, plants, structures, furniture, operating fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Group Companies, including any leased, rented or borrowed fixtures and equipment, that are material to the operation of the Group’s business, are functional and fit for purpose save for ordinary course wear and tear.

8.3	The Group Companies have good and valid title to, or valid rights to use, the assets and rights necessary, and such assets and rights are sufficient, to continue to conduct, in all material respects, the business of the Group Companies as they are currently conducted and as they have been conducted in the last twelve (12) months.

9	Real property

9.1	The Group’s owned real properties and material leased real properties are listed in Exhibit 9.1 (the “Owned Real Properties” and the “Leased Real Property”, respectively, and collectively the “Properties”).

9.2	The Properties are used and occupied by the Group Companies for the purpose of the business of the Group, which is the permitted use under the applicable planning and zoning legislation and, with respect to the Leased Real Properties, the applicable lease agreements.

9.3	The Owned Real Properties have all rights, easements and services, which are necessary for their use in the business as currently conducted.

9.4	There are no agreements for sale, options, rights of pre-emption or similar matters affecting the Owned Real Properties. There is, to the Sellers’ Knowledge, no agreement, obligation, covenant, restriction, other Encumbrance or third party right relating to the Owned Real Properties which is not registered in the local land registry.

9.5	None of the lease agreements regarding the Leased Real Properties have been terminated or are, to the Sellers’ Knowledge, likely to be terminated by the lessor, and all lease agreements regarding the Leased Real Properties are valid, binding and in full force and effect in accordance with their terms.

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9.6	No Group Company is in material breach of any of the lease agreements regarding the Leased Real Properties and, to the Sellers’ Knowledge, no lessor or other counterparty under such agreements is in material breach of any such agreement.

9.7	Each of the Leased Real Properties has been maintained in accordance with the repair obligations as provided for in the relevant lease agreement. To the Sellers’ Knowledge, no Group Company has made any renovation or alteration of any Leased Real Properties other than with the prior consent of the relevant lessor.

9.8	No Group Company is in material breach of any Law relating to the Properties, their current use, development, or the use of any fixtures or chattels in them or has received written notice alleging such breach. There are no outstanding requirements or recommendations of any competent authority relating to the Properties.

9.9	There are no outstanding disputes, actions or written complaints in respect of the Properties, nor, to the Sellers’ Knowledge, are any expected. Further, no written notice to such effect affecting the Properties has been given or received, nor, to the Sellers’ Knowledge, are any such notice expected.

10	Environmental

10.1	The Group has obtained all material public or private permits, approvals, and other authorisations with respect to the operation of its business that are required under the relevant Laws relating to pollution, protection of workers, the protection of the community and/or of the environment. All such permits, approvals and authorisations are valid and in full force.

10.2	No Group Company is a party to any injunction, judgment, dispute or disagreement with, or claim or complaint by, any Person in relation to environmental matters and no such injunction, judgment, dispute, disagreement, claim or compliant is threatened.

10.3	No Group Company has violated any environmental Law in any material respect or any material public or private permit issued under environmental Laws.

10.4	No Group Company has received written notice of any material violation of any environmental Laws or any material public or private permit issued under environmental Laws that is not fully resolved as of the date of this Agreement.

10.5	No Group Company has agreed in writing to assume or accept responsibility, by contract or otherwise, for any liability of any other person not being a member of the Group under environmental Laws.

10.6	To the Sellers’ Knowledge, no Group Company and no third party has caused any pollution of any of the Properties listed in Exhibit 9.1 in any manner which is reasonably likely to give rise to any order by a Governmental Body, including for examination, cleaning or other remedial action, or any written claim for damages by any Governmental Body or other third party.

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11	Employees and benefit plans

11.1	The Data Room Documentation contains particulars of, or in the case of a document, copies of (which are accurate in all material respects and no Group Company has offered, promised or agreed to vary in any way) the following:

(a)	the contracts of employment or engagement of each Key Employee;

(b)	all bonus schemes or bonus arrangements available to and details of the remuneration and benefits provided to each Key Employee,

(c)	all bonuses or other remuneration or benefits payable to any Key Employees or other existing or former managers or employees of the Group in connection with the execution of the Agreement or the transactions contemplated by the Agreement; and,

(d)	all other material employee benefit plans sponsored, maintained or contributed to (or required to be contributed to) by the Group Companies,

in each case save for any arrangements entered into between any Key Employee and the Buyer or at the Buyer’s request.

11.2	All employee benefit plans sponsored, maintained or contributed to (or required to be contributed to) by the Group Companies (a) have been maintained, in all material respects, in accordance with all applicable requirements of Law and their terms, (b) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, (c) that are intended to be funded and/or book reserved, are funded and/or book-reserved, as required under applicable Law, and (d) if required to be registered or approved by any Governmental Body, have been so-registered or approved.

11.3	All managers and employees of the Group have written employment contracts which correctly reflect the terms of the employment and which, in all material respects, comply with applicable Law.

11.4	No Key Employee has given written notice terminating his/her contract of employment or is under notice of dismissal.

11.5	The sale of the Sale Shares does not entitle any employee to any specific rights enforceable against a Group Company as a consequence of the change of control over the Group, and no existing or former employee or other individual service provider of any Group Company will be entitled to any compensation, bonus or similar benefit payable by a Group Company as a result of the transactions contemplated by the Agreement. No Group Company has any obligation to gross up, indemnify or otherwise reimburse any employees or other individual service providers of any Group Company for any Taxes.

11.6	No Group Company has granted any existing or former employees any rights or given any undertakings, which could entitle any such employee to any form of pension from the Group, except for the obligations of the Group under applicable Law to contribute with pension payments as a certain part of the existing employees’ salaries. No Group Company sponsors or maintains, or contributes to (or is required to contribute to), or otherwise has any liability with respect to (i) any defined benefit pension plans or (ii) any retiree health or welfare benefits other than as required by applicable Law.

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11.7	There are no collective bargaining agreements, works council agreements or similar agreements relevant to the Group. To the Sellers’ Knowledge, no Group Company has the duty to bargain with, consult with, provide notification to, or obtain the approval of, any union, works council or other labour organization or other labour-related Governmental Body as a condition to execution of the Agreement or as a condition to the consummation of the transactions contemplated by the Agreement.

11.8	No Group Company has engaged any Person as a self-employed, consultant or similar where, pursuant to and for the purpose of applicable Laws, such Person is deemed an employee of such Group Company.

11.9	No disputes are pending between a Group Company and a trade union, employee union, work council, employee representative, or any other governmental or self-regulatory organisation with a similar object, and no such dispute has been threatened in writing.

11.10	Each Group Company has in all material respects complied with its obligations under relevant Laws concerning the employment of labour and employment practices, including the health and safety at work of its employees. No claim is pending or has been threatened in writing by any existing or former employee or third party in respect of any work-related accident or injury which is not fully covered by insurance.

11.11	No Group Company has been involved in any serious work-related accidents (lost time injuries) for the preceding three (3) years which are due to inappropriate working procedures, processes or methods applied by a Group Company, or which are due to the nature of the work performed.

11.12	There are no inventions or Intellectual Property rights – whether registered or not – relating to former or present employees, independent contractors or other personnel which are necessary for or, to the Sellers’ Knowledge, used by the business of a Group Company and for which the relevant Group Company does not have an exclusive, unrestricted and cost-free right of ownership and use. No employee, independent contractor or other personnel of a Group Company has any special agreement with respect to inventions, copyright (including software) and other intellectual property rights, which the employee, independent contractor or other personnel has created or assisted to create.

11.13	No Group Company is party to or otherwise involved in any existing, pending or threatened litigation or dispute involving any present or former employee or other individual service provider of the Group or involving any employee benefit plans sponsored, maintained or contributed to (or required to be contributed to) by any Group Company.

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12	Contracts

12.1	The Group’s material agreements with its customers and suppliers listed in Exhibit 12.1 (hereafter, the “Material Contracts”) constitute legal, valid and binding agreements and are in full force and effect (except where an agreement has expired in accordance with its terms).

12.2	No Group Company has terminated or has received a notice of termination of a Material Contract, nor has such termination been threatened in writing. To the Sellers’ Knowledge, no grounds or circumstances which will give rise to the termination, avoidance or repudiation of any such Material Contract exist. No Group Company has waived any material right under a Material Contract. There are no unresolved disputes under any Material Contract.

12.3	No Material Contract gives the other contracting party the right to terminate or demand renegotiation on the occasion of the change in the ownership or control of the Company contemplated by the Agreement.

12.4	No Group Company is in breach of or default under the terms of any Material Contract. To the Sellers’ Knowledge, no other party to a Material Contract is in breach of or default under the terms of any Material Contracts. No such breach or default by the Group or any other party has been threatened or is, to the Sellers’ Knowledge, likely to be threatened.

12.5	No Group Company is obligated under any guarantee, indemnity or security provided for any debt or liability resting upon any Person other than another Group Company.

12.6	In the preceding twelve (12) months period, the Group has not been materially affected in an adverse manner as a result of the loss of any contract that was material to the Group or change in the terms of or a reduction in the dealings with the Group under any Material Contract, and no counterparty to a Material Contract has notified the Group that the counterparty will or intends to cease or materially reduce its business with the Group, including as a result of the execution of the Agreement.

13	Intellectual Property

13.1	The Data Room Documentation includes information of all registered Intellectual Property (and applications for any such right) owned by the Group. All registered Intellectual Property is valid, enforceable, subsisting and in force.

13.2	No Group Company is in material breach of any Intellectual Property license or agreement, and no written notice of termination or breach of such has been received or made.

13.3	Neither the execution nor the performance of the Agreement (i) conflicts with or constitutes a breach of any agreement made by the Group Companies relating to the ownership of Intellectual Property or the use or license of third party Intellectual Property or (ii) will alter or impair any of the Group Companies’ rights in any Intellectual Property.

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13.4	Each Group Company exclusively owns or has a valid right to use pursuant to a valid and enforceable contract, all material Intellectual Property used in the conduct of its business, free and clear of all Encumbrances.

13.5	No Intellectual Property owned by the Group is subject to any order, injunction or judgment materially restricting the Group Companies’ use or licensing thereof. No action contesting (i) any Group Company’s right to utilise the Intellectual Property owned, used or licensed by such Group Company or (ii) the validity of the Intellectual Property owned by the Group is pending.

13.6	To the Sellers’ Knowledge, the activities of the Group Companies are not infringing, misappropriating or otherwise violating and have not infringed, misappropriated or otherwise violated in any material respects the Intellectual Property of any third party, and no third party is alleging, or has within the preceding three (3) years alleged, such infringement, misappropriation or other violation in writing.

13.7	To the Sellers’ Knowledge, no third party has infringed, misappropriated, or otherwise violated or is infringing, misappropriating, or otherwise violating the Intellectual Property owned by a Group Company, and no Group Company has provided any notice to a third party asserting that such third party is infringing the Intellectual Property owned or used by the Group.

13.8	No interference, opposition, cancellation, reissue, re-examination, or revocation actions or other proceedings have been filed by or against the Group, relating to its Intellectual Property rights applications or registrations within the last three (3) years, and there are no pending office actions issued by any Governmental Body against the Group’s Intellectual Property rights, which may hinder or limit in any material respect Intellectual Property rights filed or applied for by the Group.

13.9	All necessary due maintenance fees and other fees to file, obtain and maintain in effect the registered Intellectual Property rights owned by any Group Company have been paid unless a Group Company decided in the ordinary course of business to abandon such Intellectual Property Rights.

13.10	None of the Group Companies’ present or former employees, independent contractors or other personnel have made any claim for any payment which remains unsettled or any other claims in respect of any Intellectual Property, which is being utilised or claimed by the Group, and, to the Sellers’ Knowledge and save for such rights which follow from mandatory Law, no such employees, independent contractors or other personnel have such rights.

13.11	To the Sellers’ Knowledge, the Group has taken reasonable and customary measures to prevent third parties from obtaining unauthorised knowledge of or exploiting its confidential and proprietary information and know-how, including by disclosing such information only subject to a binding nondisclosure agreement or other obligation of confidentiality.

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14	IT

14.1	All IT used by a Group Company or necessary for the operation of the Group’s business is either owned by, licensed or leased to such Group Company. No Group Company is in material breach of or default under any such licences or leases. All license fees, which have become due and payable, have been paid.

14.2	To Sellers’ Knowledge, the IT is adequate and in good repair and operating condition to perform all information technology operations necessary to operate the businesses of the Group Companies in all material respects.

14.3	No Group Company has experienced any material failures, breakdowns or bugs in, virus, spyware, malware, worm, Trojan horse or material operational problems in the running of any of the IT used by it, or any material security breach within the last twelve (12) months. The causes of all such material breakdowns, material operational problems or material security breaches have been remedied in all material respects. The Group has implemented and maintains reasonable measures to prevent such incidents as well as backup and disaster recovery technology consistent with industry practices.

15	Data processing

15.1	The Group has taken reasonable steps to ensure that personal data, whether in customer files, employee files, databases, or elsewhere, are being processed by each Group Company in accordance with (i) European Union Regulation (EU) 2016/679; (ii) applicable national legislation implementing the European Community’s Directive 2002/58/EC; and (iii) applicable national legislation otherwise governing processing of personal data, and, with respect to the processing of personal data on behalf of the Group Companies, their data processors, in accordance with the Group Companies’ instruction, which has been given in compliance with the Group Companies’ internal and external-facing policies and notices.

15.2	Each Group Company has set out and in all material respects complies with, and, to the Sellers’ Knowledge, with respect to the processing of personal data on behalf of the Group Companies, their data processors, comply with all of the Group Companies’ internal and external-facing policies, notices and recordkeeping as is required under applicable data protection Laws and with all applicable contractual obligations relating to data privacy and security. The consummation of the transactions contemplated by the Agreement by the Company will not result in any material violation of any of the foregoing.

15.3	To Sellers’ Knowledge, during the past three (3) years, no Group Company or any data processor of a Group Company has suffered, and is not currently suffering, any actual unauthorized processing of personal data or any Group Companies or any incident that may require notification to any Persons, Governmental Body or any other entity under applicable Laws.

16	Compliance

16.1	Statutory books

16.1.1	The statutory books (including all registers and minute books) of each Group Company have in the preceding three (3) years been kept in all material respects in accordance with applicable Laws and contain accurate and complete records of the matters which should be dealt with in such books.

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16.1.2	All documents which should have been delivered by any Group Company to the Danish Business Authority or equivalent registrar in any other relevant jurisdiction have been properly so delivered and there are no corporate changes which have yet to be registered.

16.2	Permits and compliance with Law

16.2.1	The Group Companies have all permits, licenses and certificates issued by authorities which are necessary to conduct the business as presently conducted, including environmental permits and work permits (“Permits”), and no such Permits have expired or been terminated, violated or revoked and, to the Sellers’ Knowledge, no reason exists that such Permits should be revoked or amended in a manner materially adverse to the Group. No Group Company has received written notice of any material violation of any Permit.

16.2.2	In the preceding three (3) years, the Group has in all material respects been operated and acted in compliance with applicable Law, including the terms and conditions set out in any Permit. There are no outstanding or unsatisfied orders, injunctions or judgments against or otherwise binding on any Group Company or any of their respective properties or assets.

16.2.3	In the preceding three (3) years, no Group Company has received written notification of any violations of any Law, order, injunction or judgment or that any investigation or inquiry is being or has been conducted by any governmental agency, or other administrative or supranational body related to the Group. To the Sellers’ Knowledge, no circumstances exist which may give rise to such investigation or inquiry.

16.3	Grants and allowances

16.3.1	No grant, allowance, aid or subsidy from any supranational, national or local authority or governmental agency has been applied for or received by the Group in the preceding three (3) years. No Group Company has any overdue obligations to make any payments or repayments to any Person in relation to such grants etc., including as a result of completion of the transactions contemplated by the Agreement.

17	Anti-corruption and sanctions

17.1	Anti-corruption

17.1.1	Neither the Group nor any director, officer or employee of the Group nor, to the Sellers’ Knowledge, any other representative or agent of the Group is or has at any time been engaged in any activity, practice or conduct which would constitute an offence under any applicable anti-corruption Laws, and no action, suit or proceeding before any court or governmental agency authority or body with respect to applicable anti-corruption Laws is pending or threatened.

17.1.2	No director, officer or employee of the Group, nor to the Sellers’ Knowledge, any other agent or representative of the Group, has in violation of any applicable anti-corruption Laws made any payment or given anything of value to any official of any government or public international organisation (including any director, officer or employee of any government department or agency) to influence the official’s or organisation’s decision or to gain any other advantage for any part of the Group, or has made any facilitation payment to any Person that would violate applicable anti-corruption Laws.

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17.2	Sanctions

17.2.1	No Group Company, director, officers, or employee of the Group, nor, to the Sellers’ Knowledge, any of the other agents or representatives of the Group, is a Sanctions Restricted Person.

17.2.2	No Group Company, director, officer, or employee of the Group nor, to the Sellers’ Knowledge, any other agent or representative of the Group is operating in violation of, or has violated, any Sanctions. To the Sellers’ Knowledge, no part of the Group’s business is the subject of any investigation, enquiry, claim, action or enforcement proceedings by any Sanctions Authority or other third party regarding any offence or alleged offence under any Sanctions or has made any voluntary disclosure to any Sanctions Authority under any applicable Sanctions, and no such investigation, enquiry, claim, action or proceedings have been threatened.

17.2.3	No Group Company, director, officer, or employee of the Group, or to the Sellers’ Knowledge no other agent or representative of the Group, is located in a country or territory with which dealings are restricted or prohibited by Sanctions, in each case in a manner or to an extent which is in violation of Sanctions.

17.3	Compliance

17.3.1	The Group has instituted and maintains a compliance program that includes anti-corruption guidelines which employees are instructed to follow, designed to ensure compliance with applicable anti-corruption Laws and Sanctions.

18	Product liability

18.1	The products and services marketed and/or sold by the Group comply in all material respects with all applicable and mandatory standards, requirements, and certifications as well as applicable Laws.

18.2	There are no material defects, faulty design or technical malfunctions in relation to any products or services sold by the Group in the preceding three (3) years, which is reasonably likely to result in a recall of products or claims against any member of the Group for personal injury, property damages or other damages.

18.3	In the preceding three (3) years, there have been no recalls of any of products marketed and/or sold by the Group Companies, there are no pending recalls of any of products marketed and/or sold by the Group Companies, there have been no personal injury, property damages or other damages that are reasonably likely to result in a recall and no such recall is threatened.

19	Insurance

19.1	There are no material outstanding claims under any of the Group’s insurance policies, including with respect to product liability, and no such claim is threatening, nor has a Group Company received any written notice of termination of the said insurance policies and no such termination has been threatened in writing.

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19.2	All insurance policies taken out by the Group are in full force and effect and there are no circumstances, which may render any such insurance policy void. All insurance premiums under the Group’s insurance policies which have become due and payable have been paid.

19.3	In the preceding five (5) years, the Group has not suffered or reported any loss experience which might affect the Group’s possibilities for future insurance cover on usual and customary terms and conditions.

20	Disputes and litigation

20.1	For the past three (3) years, no Group Company has been engaged in any litigation, arbitration, mediation or administrative or criminal proceedings, whether as claimant, defendant or otherwise. Furthermore, for the past three (3) years, no such litigation, arbitration, mediation or administrative or criminal proceedings by or against a Group Company has been threatened in writing.

20.2	Further, to the Sellers’ Knowledge, no fact or circumstance exists which is likely to give rise to any such litigation, arbitration, mediation or administrative or criminal proceedings, or to any proceedings against any director, manager or employee (past or present) of the Group in respect of any act or default for which a Group Company might be liable.

20.3	No unsatisfied court or arbitration judgment is outstanding against any Group Company.

21	Information

21.1	The Sellers have fulfilled their duty of loyal disclosure of any facts and information relating to the Group (in Danish: “loyal oplysningspligt”).

21.2	Any matter Disclosed or otherwise provided for by or on behalf of the Sellers in the course of the negotiations leading to the Agreement has been provided in good faith and is to the Sellers’ Knowledge complete, true and accurate in all material respects and not misleading in any material respect.